As filed with the U.S. Securities and Exchange Commission on August 27, 2026.

No. 333-290942

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WeShop Holdings Limited

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

British Virgin Islands	7389	Not Applicable
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification No.)

Hawk House

22 The Esplanade

Jersey,

JE1 1HH

Channel Islands

+44 (808) 196-8324

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Christian O. Nagler, P.C.

Mathieu Kohmann

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 4 to Form F-1 (this “Post-Effective Amendment”) is being filed to update the Registration Statement on Form F-1 (Registration No. 333-290942) (the “Original Registration Statement”), to incorporate by reference the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025 (the “Annual Report”), which was filed with the U.S. Securities and Exchange Commission on April 30, 2026, and to update certain other information contained herein. Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus contained in the Original Registration Statement has been combined into the prospectus contained in this Post-Effective Amendment. Accordingly, this Post-Effective Amendment amends the Original Registration Statement.

The applicable registration fees were paid at the time of the original filing of the Original Registration Statement on October 17, 202. No additional securities are being registered under this Post-Effective Amendment.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

Subject to Completion

Preliminary Prospectus, dated August 27, 2026

PRELIMINARY PROSPECTUS

WeShop Holdings Limited

12,500,000 WePoints

WeShop Holdings Limited (“WeShop” or the “Company”) is pleased to offer the opportunity to participate in the WeShop Shareback™ Rewards Plan (the “Shareback Plan”) described in this prospectus which rewards users of the WeShop platform who make purchases, or refer users who make purchases, via the WeShop platform with WePoints. WePoints have the potential of being redeemed for the Company’s Class A ordinary shares initially held by the WeShop Community Trust no earlier than 395 days after such WePoints are awarded. This prospectus relates to the registration of up to 12,500,000 WePoints.

The Shareback Plan rewards users ultimately with actual ownership of WeShop. The WeShop Community Trust will deliver Class A ordinary shares, subject to a waiting period and certain other conditions, following the date of the purchase of a product by a shopper on our platform which we refer to as a “user.”

Unless otherwise specified in an offer communication, the offers the Company plans to make under the program include:

●	WePoints for Shopping: For qualifying purchasing transactions completed through the WeShop Platform, eligible users may be awarded WePoints based on an applicable Shareback Rate applied to the qualifying purchase amount, net of any applicable sales taxes.

●	WePoints for Referrals: For referring other users who register on the WeShop Platform using a referral identifier associated with an account, eligible users may be awarded WePoints based on an applicable referral rate applied to the WePoints earned by the referred user during an applicable referral earning period.

We believe that the Shareback Plan presents a unique opportunity to thank our users for their loyalty and to let our users develop a greater proprietary interest in our business.

The rate at which WePoints are awarded in connection with qualifying transactions (the “Shareback Rate”) is variable and may differ by retailer, geographic location, user status, promotional campaign, or other factors determined by the Company from time to time. The Shareback Rate is intentionally variable and is a core feature of the Shareback Plan. It is generally set by reference to the commission the Company receives from the applicable affiliate network for a given transaction, and the Company retains discretion to vary the rate by retailer, geographic location, user status, promotional campaign and other commercial factors, and to adjust it over time as affiliate-network terms, competitive conditions and marketing objectives change. The Company currently expects Shareback Rates generally to fall within a range of approximately 40% to 80%, although higher rates may apply in connection with specific promotional or incentive campaigns.

The applicable Shareback Rate for a transaction is displayed to users within the WeShop application at the time the transaction is made. Shareback Rates are generally determined by reference to the commission received by WeShop from the applicable affiliate network in connection with the transaction, but may be increased, decreased, or otherwise modified as part of promotional or incentive programmes.

For example, if a user spends $100 at a participating retailer and the applicable Shareback Rate at the time of the transaction results in $10 of value being allocated to that transaction, the user would receive WePoints equal to $10 divided by the volume weighted average price (“VWAP”) of our Class A ordinary shares on the immediately preceding trading day. If the VWAP were $10, the user would receive one (1) WePoint.

As described in more detail in this prospectus, the following features are available to you and you must agree to certain terms in order to receive WePoints:

●	Simple Enrollment and Easy to Redeem WePoints. Participants can enroll and earn WePoints by downloading the WeShop App.

●	No Fees to Enroll, Earn and Redeem WePoints. Participants will be able to earn WePoints by making purchases through the WeShop platform.

●	Fully Electronic Shareholder Communications. To participate in the Shareback Plan, participants must agree, subject to applicable law, to receive all shareholder communications electronically.

●	Review Positions Online. Participants can access positions and history and engage in transactions through the WeShop App, which is available on iOS and Google Play.

●	No Control over Exact Timing of Transactions. Shareback Plan participants will not have complete control over the exact timing of transactions or the price of Class A ordinary shares at the time of any redemption of a WePoint.

●	Right to Suspend or Terminate. The Shareback Plan may be suspended, modified, or terminated at any time. For more information, please see the section in this prospectus entitled “Description of the Shareback Plan.”

Our Class A ordinary shares began trading on Nasdaq under the symbol “WSHP” on November 14, 2025. On August 26, 2026, the last reported price of our Class A ordinary shares, as reported on Nasdaq, was $6.18. As of August 26, 2026, an aggregate of 1,165,026.7160 WePoints have been awarded to users, including 1,165,017.8516 to users in the United Kingdom and 8.8644 to users in the United States. No WePoints have been redeemed for Class A ordinary shares from the WeShop Community Trust as of the date of this prospectus.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.” We also are a foreign private issuer and are therefore permitted to, and will, rely on exemptions from certain Nasdaq corporate governance standards, which may afford less protection to holders of our securities. The information we are required to file with or furnish to the U.S. Securities and Exchange Commission (the “SEC”) may be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. See “Prospectus Summary—Implications of being a foreign private issuer.”

Owning WePoints and our Class A ordinary shares involves a high degree of risk. See the section entitled “Item 3. Key Information—D. Risk Factors” in our Annual Report for the year ended December 31, 2025 (the “Annual Report”) incorporated by reference herein.

There is no market for WePoints nor will one develop. WePoints (i) are not assignable or transferable except by operation of law or by will or intestacy; (ii) will not have voting or dividend rights and are non-interest bearing; (iii) will not represent an equity or ownership interest in the Company; (iv) are not represented by any form of certificate or instrument.

You are urged to also review the disclosure under “Certain U.S. Federal Income Tax Considerations” and consult your tax advisor prior to receiving or redeeming any WePoints.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated              , 2026

Search WeShop
Categories
Retailers
British Airways
Dunelm
Argos
Shop & earn Shareback
Important things to know
Frequently Asked Questions
Customer support
argos.co.uk
Ring Battery Video Doorbell 2024 - Satin Nickel
Special offer
1
2
3

Dashboard
Overview
Transactions
Refer & Earn
Total balance
£4,582.83
New purchase spotted!
Argos
Direct purchase

Representative list of retail partners (not exhaustive) from the UK market. List of retailers above is accurate as of 11th December 2024. Screenshots and content in imagery is for illustrative purposes only and is subject to change.

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Key Numbers

UK • Unique Transacting Users[1] 30 Jun 2022 - 31 Mar 2026	72.15k
UK • Gross Merchandise Value (GMV)[2] 30 Jun 2022 - 31 Mar 2026	£114.06m
UK • Active UK Retail Partners[4] as of May 2026	482
US • Active US Retail Partners[5] as of May 2026	699
UK • 1st Purchase Conversion[6] 30 Jun 2022 - 31 Mar 2026	24.51%
UK • Average Order Value[7] 30 Jun 2022 - 31 Mar 2026	£122.96
UK • Social Interactions[8] 30 Jun 2022 - 31 Mar 2026	143,312
UK • Average GMV per User (Founder Program)[9] 30 Jun 2022 - 31 Mar 2026	£1.705.27
UK • Total Transactions[91] 30 Jun 2022 - 31 Mar 2026	927.7k
UK • Click to Purchase Conversion[92] 30 Jun 2022 - 31 Mar 2026	30.15%

[1] Count of unique transacting users making one or more purchase during the selected period. [2] GMV shows the sum of transactions made during the selected period, this includes transactions that have been declined and excludes sale value reductions due to partial returns or fees. [4] Total active retailers available on the WeShop mobile app for the UK market. [5] Total active retailers accepted & activated with on the WeShop mobile app for the US market. [6] Shows the mean average conversion rate of users who have an account on WeShop and made at least one purchase. [7] Shows mean average of transaction value, non-weighted. [8] Shows the total number of social interactions, defined as likes, comments, questions & recommendations. [9] Shows the mean average, non-weighted GMV per user (from sales made during selected period), exclusive to referrals driven by users with Founder status. [91] Shows the total number of transactions processed by the system. [92] Shows the percentage of clicks that result in a transaction using the affiliate tracking systems.

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You should rely only on the information contained in, or incorporated into, this prospectus, amendment thereto or contained in any free writing prospectus filed with the SEC. We have not authorized anyone to provide any information different from, or in addition to, the information contained in this prospectus and in any free writing prospectuses we have prepared or that have been prepared on our behalf or to which we have referred you. We do not take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

For investors outside the United States: We have not done anything that would permit the use of or possession or distribution of this prospectus or any related free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of WePoints and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form F-1 (the “Registration Statement”) that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration or continuous offering process. Under this shelf process, we may from time to time issue the WePoints covered by this prospectus in the manner described in the “WePoint Plan of Distribution.” Additionally, we may provide a prospectus supplement to add information to, or update or change information contained in this prospectus, including the “WePoint Plan of Distribution.” You should read this prospectus before deciding to invest in our WePoints. You may obtain this information without charge by following the instructions under “Where You Can Find More Information” appearing elsewhere in this prospectus and any information incorporated by reference herein. See “Incorporation of Certain Information by Reference.”

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, as well as the information incorporated by reference herein, contains forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Many of the forward-looking statements contained, or incorporated by reference, in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “should,” “target,” “would” and other similar expressions that are predictions of or indicate future events and future trends, although not all forward-looking statements contain these identifying words.

Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to a variety of factors, including, but not limited to, those identified in the section entitled “Item 3. Key Information—D. Risk Factors” in our Annual Report incorporated by reference herein. The forward-looking statements in this prospectus include, among others, statements regarding:

●	our ability to launch our business in the United States and other countries besides the United Kingdom;

●	our ability to issue shares pursuant to the Shareback Plan;

●	competition, management of growth, potential fluctuations in operating results;

●	our ability to find suitable partners or agree on acceptable commercial terms;

●	our ability to obtain, maintain, protect, defend and/or enforce our intellectual property rights;

●	future results of operations, cost of revenues, investment in research and development activities, promotion of our services through performance-based advertising and other programs, changes to our disclosure controls and internal control over financial reporting, trends in our operating expenses and provision for income taxes, increased costs associated with being a public company, and share-based compensation expenses;

●	business strategies, including expansion into new products, categories or geographic markets and investments to enhance our technology platform and services;

●	industry environment, including our relationships with affiliate partners and other key stakeholders;

●	the effects of seasonality;

●	our ability to continue as a going concern and obtain the substantial additional financing required to support the growth of our business;

●	our expectations regarding the timing and success of our planned expansion into the United States market, including the recruitment of a U.S. based leadership team;

●	our customer and revenue concentration risks, including reliance on a limited number of affiliate network partners; and

●	other factors discussed in the section entitled “Item 3. Key Information—D. Risk Factors” in our Annual Report incorporated by reference herein.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements contained, or incorporated by reference, in this prospectus speak only as of the date of this prospectus, and unless otherwise required by law, we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus or as of the date of the filing that is incorporated by reference herein, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

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TRADEMARKS, SERVICE MARKS AND TRADE NAMES

“WePoints”, “WeShop”, “WeShare”, “ShareBack”, “THIS IS HOW” and “WeShopCoin”, together with related logos and platform branding, are trademarks or service marks of WeShop Holdings Limited or its subsidiaries. The Company maintains registered trademark protection for key elements of its brand portfolio in multiple jurisdictions, including the United Kingdom, the European Union, the United States and selected international territories through registrations obtained via the World Intellectual Property Organization (WIPO), covering, among others, the “WeShop”, “WeShare”, “ShareBack” and “THIS IS HOW” marks.

In the United Kingdom, the Company holds registered trademarks for “WeShop”, “ShareBack”, “THIS IS HOW”, “WeShare”, “WeCoin” and “WeShopCoin”, covering classes primarily associated with software, digital commerce platform services, telecommunications-related services and online retail and financial-related promotional services. Within the European Union, the Company holds registrations for “ShareBack”, “THIS IS HOW” and “WeShare” covering similar service classes. In the United States, registrations have been obtained for “WeShop”, “ShareBack”, “THIS IS HOW” and “WeShare”. The Company has also secured international trademark protection through WIPO filings for “ShareBack”, “WeShare” and “WeShop” across selected territories including Australia, China, Japan, Russia and South Korea.

Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this prospectus or any information incorporated by reference herein are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that the Company will not assert, to the fullest extent permitted under applicable law, its rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus or any information incorporated by reference herein also contains additional trademarks, service marks and trade names of third parties, which are the property of their respective owners. The Company’s use or display of third-party trademarks, service marks, copyrights or trade names is not intended to imply endorsement by or affiliation with such parties.

The Company also owns and operates domain names incorporating its principal trademarks and maintains additional unregistered trademark rights in certain jurisdictions through ongoing commercial use of its platform branding and services.

MARKET AND INDUSTRY DATA

This prospectus or any information incorporated by reference herein contains industry, market and competitive position data that are based on industry publications and studies conducted by third parties as well as our own internal estimates and research. These industry publications and third-party studies generally state that the information they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these publications and third-party studies is reliable, forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements contained in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described in “the section entitled “Item 3. Key Information—D. Risk Factors” of our Annual Report incorporated by reference herein. These and other factors could cause results to differ materially from those expressed in our forecasts or estimates or those of independent third parties. While we believe our internal research is reliable and the definitions of our market and industry are appropriate, neither such research nor these definitions have been verified by any independent source.

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GLOSSARY OF TERMS

Term	Definition
Affiliate Marketing	A marketing strategy where publishers earn a commission for promoting a company’s products or services.

Affiliate Network	A technology provider that offers software enabling advertisers and publishers to automatically track and attribute transactions to the correct marketing channel.

Circle of Trust	The WeShop Circle of Trust describes the end-to-end process for the business model.

Contingent Share	A contingent entitlement to a Class A ordinary share based on the account owner’s performance and return window of product referral

Conversion Rate	The rate at which a customer completes a purchase after clicking on a product.

Co-Operative	An organization owned and operated by its members for their mutual benefit.

Earned Media	Publicity or exposure gained through organic means, such as word-of-mouth or media coverage, rather than paid advertising.

Influencer	An individual who has the ability to affect the purchasing decisions of others because of their authority, knowledge, position, or relationship with their audience. Influencers typically have a dedicated and engaged following on social media platforms, blogs, or other digital channels, where they share content related to their area of expertise or interest.

Pilot	The initial launch of WeShop in the United Kingdom from July 2022 until November 2024.

Placements	The locations where advertisements or content are displayed within the Platform.

Platform	Used synonymously with WeShop and the service in its entirety.

Recommendation	The primary content type posted by WeShop users when recommending a product to their followers.

Referral	A person who joins WeShop using a unique referral link provided by another WeShop user.

Referral Code	A unique identifier used to identify and attribute new user registrations to the person who invited them to WeShop.

Retention Rate	The percentage of customers who continue to use a product or service over a specific period.

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Return on Investment (ROI)	A measure of the profitability of an investment, calculated as the ratio of net profit to the original investment cost.

Shareback	WeShop’s reward mechanism offered to users who make purchases, or refer users who make purchases, via the WeShop platform.

Shareback Plan

The Company’s Shareback rewards program, pursuant to which eligible users of the WeShop platform may receive WePoints in connection with qualifying purchases, referrals, or other qualifying engagement activities. WePoints represent contractual rights that may, subject to applicable terms and conditions and regulatory limitations, become eligible for redemption into the Company’s Class A ordinary shares through the WeShop Community Trust in accordance with the Shareback framework described in the Annual Report.

Shareback Rate

The percentage rate applied to an eligible transaction used to determine the number of WePoints awarded to a user. The applicable Shareback Rate may vary by retailer and promotional campaign and is disclosed to users within the WeShop application at or prior to the time of the transaction.

By way of example, if a user spends $100 with a retailer offering a Shareback Rate of 10%, the user would be eligible to receive WePoints with a notional value equal to $10, calculated by dividing such amount by the volume-weighted average price (“VWAP”) of the Company’s Class A ordinary shares on the previous full trading day.

The Shareback Rate is intentionally variable and is a core feature of the Shareback Plan. It is generally set by reference to the commission the Company receives from the applicable affiliate network for a given transaction, and the Company retains discretion to vary the rate by retailer, geographic location, user status, promotional campaign and other commercial factors, and to adjust it over time as affiliate-network terms, competitive conditions and marketing objectives change. The Company currently expects Shareback Rates generally to fall within a range of approximately 40% to 80%, although higher rates may apply in connection with specific promotional or incentive campaigns.

Social Interaction	Posting, liking a post, or commenting on a post on the WeShop platform.

User or user	An entity or individual that creates a valid account on the WeShop platform.

User-Generated Content (UGC)	Content created by users of a platform or service, including text, videos, images, reviews and other media.

VWAP	Volume-weighted average price.

WePoint	A reward unit allocated to users based on qualifying transactions or referrals. WePoints are awarded by the Company following confirmation of the underlying transaction by the relevant retailer. WePoints may be revoked, adjusted or cancelled if a transaction is voided, refunded, reversed or otherwise results in the Company not receiving a commission from the applicable affiliate network.

As of August 26, 2026, an aggregate of 1,165,026.7160 WePoints have been awarded to users, including 1,165,017.8516 to users in the United Kingdom and 8.8644 to users in the United States. No WePoints have been redeemed for Class A ordinary shares from the WeShop Community Trust as of the date of this prospectus.

WeShop	The shoppable social network operated by WeShop Holdings Limited (Nasdaq; WSHP).

WeShop Community Trust	A legal entity established to manage assets for the purpose of transferring shares of WeShop to users who have earned WePoints.

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LETTER FROM OUR BOARD OF DIRECTORS

Value creation Trillions of dollars created by communities.

Over the last 15 years we have seen the formation and growth of some incredible consumer technology companies that have forever changed the way we live. It is estimated that social media identities now stand at 5.66 billion, approximately 68.7% of the global population, according to wearesocial.com, 15 October 2025. According to the same article, approximately 2.86 billion around the globe are making purchases from dedicated eCommerce platforms or social media stores. Finally, eCommerce is now a $7.4 trillion industry and is estimated to reach the $8 trillion mark by 2027.

As online retail and social media usage has risen, so has the use of online investment platforms that enable people to buy shares and own companies. This “perfect storm” has created trillions of dollars of value, visible on regulated stock markets around the world. But what have the users of those platforms received?

Free platforms allow users to share special memories with loved ones, to be able to quickly and accurately find all kinds of things and to add convenience to everyday life through online shopping and delivery. But is there a way for the communities that have built the value in those companies to further benefit from it?

With WeShop, the dream was simple – allow the people that use the platform to own it in a regulated and transparent environment without the traditional investment cost. Since the concept was conceived, the Circle of Trust was created which enables WeShop users to own the platform they use and utilize the perfect storm of online retail, social media and share ownership.

We have seen philanthropy all over the world. However, the founders see the act of transferring shares in WeShop to its users as something greater. Not only will it drive increased usage and natural referrals of the platform, but it will allow everyone to benefit from the success together. WeShop is empowering consumers as shareholders.

People and community It is all about people.

The knowledge of people is one of the most valuable commodities in the world, especially around product and service recommendations to friends and family where trust is at its highest levels. We have all sought advice and given advice around products and services; for example, “any good films to watch”, “where did you get that dress from”, and “this is the best air fryer on the market”.

There is no more genuine recommendation of a product than a consumer having spent their own money buying it, using it, and praising it, not because they are being paid to by a brand but because they love the product or service. WeShop has built its platform to enable people to recommend products and seek advice while making every post shoppable with users being able to tag hundreds of millions of products from highly respected retailers including John Lewis, eBay, Boots, ASOS, Selfridges and hundreds more.

The world economy People are living paycheck to paycheck.	According to a Financial Wellness Study by PNC.com dated March 2025, 67% of US workers say they are living paycheck to paycheck, up from 63% in 2024. Consumers are looking for ways to get discounts, offers or rebates, whether from cashback platforms or other loyalty programs. WeShop users can earn WePoints that convert to WeShop shares simply for doing their usual shopping.

Circle of trust Verified users, blue chip retailers, a regulated securities market, and a regulated trust housed here in the United States.

Trust is one of the most important pillars of any community. WeShop has created a Circle of Trust that we believe is bolstered by our Nasdaq-listing. We believe our Nasdaq listing provides a regulated market for WeShop users to trade their shares while simultaneously giving them the comfort of strict corporate governance standards for WeShop.

The process is simple. WeShop’s users are purchasing products and services from trusted retailers on the platform and referring their trusted social networks to join. In return, they are receiving WePoints which ultimately convert into shares in WeShop, transferred to them by a regulated trust and listed on a trusted and regulated stock market. A trusted and verified social commerce platform, owned by its users.

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Referrals Avon lady – embracing existing community to get rewards.

We firmly believe that friend to friend recommendations on products and services are an important driver of sales. The same can be said for people recommending platforms. Therefore, people are helping each other by bringing their friends onto the platform and receiving WePoints that will ultimately convert into shares in WeShop.

The referral rate is set at a percentage of the WePoints earned by referred users during an applicable referral earning period, which may vary from time to time. By way of illustration only, if a user refers ten other users and each referred user earns 1,000 WePoints during the applicable referral earning period, and the applicable referral rate is 5%, the referring user would be eligible to receive an aggregate of 500 WePoints, subject to the terms of the WeShop Shareback Plan.

WePoints are awarded by the Company and do not represent equity or ownership interests in the Company. Any potential future issuance of Class A ordinary shares in connection with WePoints is subject to the terms of the Shareback Plan, applicable holding periods, trust mechanics, securities law requirements, and other applicable conditions.

The Company believes that referral-based participation may provide a cost-efficient user acquisition mechanism relative to traditional marketing methods; however, the award of WePoints does not involve the payment of cash consideration to users.

The journey so far Embraced by brands, celebrities, etc.	WeShop’s journey so far has been educational, rewarding, frustrating, inspiring and everything in between. In the United Kingdom, we have discovered the power of community shopping and ownership. By expanding into key markets WeShop aims to internationally build its community and allow its users to potentially create generational wealth in the future.

Advertising Evolving and growing.	The advertising industry continues to evolve and WeShop aims to give a real and transparent ROI for partners while at the same time using advertising technologies to enhance the experience for its community as well as being able to negotiate and offer great deals on what they like, buy and share.

Public markets Creating reality for our community.	By listing its shares on one of the greatest and internationally recognized stock exchanges in the world, WeShop establishes transparency, liquidity and allows its users to receive their shares in WeShop. The stock market allows WeShop to communicate to its users that they can be safe knowing that THEIR company is being run properly and efficiently.

Growth opportunity Clear revenue and community growth strategies.

As the Company aims to expand into offering other products and services that consumers need and desire, we believe we can encourage people to increase their monthly spend through the WeShop platform. Services such as insurance are used by the vast majority of people and by entering these industries, WeShop will allow users to receive ownership of WeShop while making their planned purchases of these services.

The Board is driven by margin and making the Company as profitable as possible. Through increased volumes come increased revenues and margin in both affiliate and advertising. We are already looking at international opportunities to launch WeShop to increase the user numbers over the coming years.

Value Created by the community, for the community.	WeShop’s culture is one of being here to serve the community by being as operationally efficient as possible to drive profitable financial results with the aim of promoting value growth in WeShop shares. This is not just a company. It is a community. This is not e-commerce, this is We-Commerce.

Summary

In the world right now, people are shopping online, collecting loyalty rewards, looking for secondary and passive income while recommending products to friends and seeking recommendations from friends and influencers. At the same time, people are interested in companies and investing in them more than ever, and those markets continue to reflect value of companies in a regulated environment. We have created a Circle of Trust in an ever-growing and dynamic segment of the world economy.

This is how We Shop. This is how We Share. This is how we make WeShop yours.

-WeShop Board of Directors

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PROSPECTUS SUMMARY

Mission

WeShop’s mission is to create a global, e-commerce social community empowered by user ownership. WeShop is a shoppable social network. It is a community built for shoppers to inspire, guide and earn rewards. In one platform, we have blended User-Generated Content specific to products, online retail, and a rewards mechanism relevant to people interested in share ownership.

Overview

WeShop is a community owned social commerce platform offering shoppers the option to receive shares in the Company every time they make a purchase or refer a new user who makes purchases. WeShop earns revenues from advertising and commissions on sales through the platform. Retailers pay commissions to affiliate networks as a percent of the transaction value, and the affiliate networks in turn pay WeShop a percentage of that commission.

To launch and test the platform, WeShop partnered with Influencers, sponsored an organization, Salford City, and developed an innovative Founder Program to spread awareness of the platform. Salford City was given cash and an increased referral bonus of 2.5% for its referrals. Influencers were given the opportunity to attend promotional and educational events—certain, high-profile Influencers received share-based incentives and other Influencers were given small payments in cash as the Company experimented to find the best method for attracting new users. WeShop offered all users, including Influencers, a referral bonus of 1% of the amount spent by the referred users in their first five years as WeShop shares. For example, if a user referred a friend who spends £1,000 in their first five years and the share price during that time was £5, then that user would receive two shares, equal to £10 / £5. The share price was fixed by determination of the Board. To receive the bonus, a referring user had to share their unique Referral Code of an existing user and then transacted on the platform. The shares awarded to the referring user was calculated based on a fixed price of the WeShop shares determined by the Company, so the referrer received pound spent by the new user * .01 / fixed price of shares. During its Pilot, the platform drove over £100m of sales and since then has driven approximately £5 million of sales as the Company’s focus has shifted towards listing in the U.S.

Our Competitive Strengths:

WeShop believes that we have many strengths to offer users which include but are not limited to:

Unique Loyalty Rewards Mechanism. The Shareback Plan ultimately will allow the users of the WeShop platform to be owners of WeShop. For more information, see “—WeShop’s Value Proposition—Why Shoppers Come to WeShop.”

Circle of Trust. WeShop has developed the Circle of Trust that allows users to buy trusted products from trusted retailers and view trusted reviews on these products from their own friends or influencers who they follow. In addition, users can receive Class A ordinary shares in WeShop which will be quoted on a trusted trading exchange if they comply with “know your customer” regulations necessary to receive Class A ordinary shares either via brokerage accounts or physical stock certificates.

Shared Success across all Participants. The WeShop model allows all participants to be successful and can be scaled for high margins at volume. Its partners’ infrastructure allows it to be low cost. The users are succeeding through the loyalty program of ownership and, if the Company grows, the value of their ownership could increase. The retail partners are succeeding as more sales are driven to their platforms from the WeShop platform.

Social Commerce Innovation. We combine shopping and social networking in a seamless application. WeShop gives its users the ability to ask and receive recommendations on products and services from other users.

Trusted Product Reviews from Friends. Our users can post User Generated Content about products, allowing fellow users to feel they are receiving honest and transparent product reviews.

Performance led Marketing for Retailers. Retailers can pay the affiliate networks for prominent advertising placements on the application.

Strong Network of Retailers. We have partnered with affiliate networks that allow us to offer hundreds of millions of products from over 500 retailers to our users. We do not enter into agreements directly with retailers. The affiliate networks pay us a percentage of the commission paid to them by the retailers for each user transaction or sale of advertising space. Two of our affiliate network agreements accounted for more than 70% of our revenue in 2024. These agreements are described below and filed as exhibits to the registration statement of which this prospectus forms a part.

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We are party to a publisher service agreement with Awin AG (“Awin”). This agreement allows retailers that partner with Awin to offer their products and services, as well as purchase advertising space, on the WeShop platform. WeShop earns a percentage of the commissions that Awin receives from its retail partners and is subject to Awin first receiving payment from the retailer. The commission percentage is determined by the individual retailer or advertiser, may fluctuate, and is subject to Awin first receiving payment from the retailer. Awin also provides WeShop with data on the activities of WeShop users who navigate from the WeShop platform onto Awin’s retail partners’ sites. This agreement does not create any contract between WeShop and Awin’s retail partners. Awin is not responsible for verifying the advertisements of its retail partners, nor does it assume any liability for their products and services. Awin can modify this agreement by providing fourteen (14) days’ notice to WeShop. Awin can terminate this agreement by thirty (30) days’ written notice or immediately if we materially breach the agreement or do not generate any commissions for six (6) months. Awin may also suspend accounts or withhold commissions under certain circumstances. The Awin publisher service agreement has an indefinite duration—it remains effective until either party terminates it pursuant to its terms or a force majeure event occurs that continues for six months.

We are a party to a partner user agreement with Impact Tech, Inc. (“Impact”). This agreement allows retailers that partner with Impact to offer their products and services, as well as purchase advertising space, on the WeShop platform. WeShop earns a percentage of the commissions that Impact receives from its retail partners, payable only to the extent Impact is first paid by the retailer. Commissions may also be adjusted or reversed if later disqualified. Impact also provides WeShop with data on the activities of WeShop users who navigate from the WeShop platform onto Impact’s retail partners’ sites. This agreement does not create any contract between WeShop and Impact’s retail partners. Impact is not responsible for verifying the advertisements of its retail partners, nor does it assume any liability for their products and services. Impact also reserves the right to suspend or restrict access to its platform and may impose fees for certain services, such as payment processing, currency conversion, or account administration. Impact may terminate the agreement by providing us with ten (10) days’ written notice of our uncured breach of the agreement, for any reason with thirty (30) days’ written notice, or immediately if we do not generate any commissions for one hundred and eighty (180) days. The Impact partner user agreement has an indefinite duration—it remains effective until either party terminates it pursuant to its terms or a force majeure event that prevents Impact from performing its obligations under the agreement.

Industry Background

Born from a combination of accessible social media content, positive and knowledgeable product reviews, and a unique reward proposition, WeShop is a library of shoppable product reviews from a digital online shopping mall on your phone where users can recommend and buy their favorite products from like-minded people.

According to a PowerReviews.com article titled “The Ever-Growing Power of Reviews”, 77% of US shoppers in 2023 trusted User-Generated Content when making purchase decisions and 53% of US shoppers believe the content from previous customers impacts whether they purchase a product or not. Continued growth in credibility of the opinions from everyday consumers opens an opportunity for WeShop to offer a functional and safe space for people to recommend their favorite products. According to an Edelman.com report dated May 2023, 61% of consumers suggest that one of the most credible brand ambassadors would be ‘someone like myself’.

According to the Edelman Trust Barometer 2023, just 23% of people in Great Britain believe their family will be better off in five years, down seven points from 2022. This trend can be seen globally—the global average has dropped ten points since 2019 and, of the 28 countries surveyed, 24 of them are at an all-time low. WeShop’s unique reward program introduces a simple mechanism for people to continue living their everyday life and be rewarded with ownership of WeShop. Evidence from a survey conducted by the Financial Conduct Authority in 2022 uncovered that, in the six months leading up to January 2023, almost six in ten (57%) UK adults had accessed savings and investments, including pension savings, or they had stopped saving altogether (Financial Lives 2022 survey - Key findings from the May 2022 survey: Executive summary, July 2023, FCA.org.uk). This is a worrying picture for the future of financial security. WeShop believes it can have an impact on the creation of generational wealth for years to come.

The demand continues to grow for loyalty and rewards programs with 81% of consumers agreeing a loyalty program increases their likelihood of making a purchase from that brand according to a study from Ebbo.com (54 Loyalty Program Statistics You Need to Know in 2023, 2023, Ebbo.com). According to the same study, loyalty programs are well adopted when implemented with 83% of consumers belonging to between one and six loyalty programs each. And the market is ready for change with 91% of consumers agreeing that many loyalty programs feel similar and are not differentiated enough from others.

The US has an abundance of cashback/discounts/reward apps available for consumers, both as free and premium offerings, such as Fetch (10.28 million downloads in 2023), Capital One (8.36 million downloads in 2023), and Upside (7.39 million downloads in 2023) each according to Statista.com (Most popular free discount and offer apps in the United States in 2023, by number of downloads, April 2024, Statista.com). Services such as GasBuddy, Upside and Fetch are seeing growth in discounts/rewards on traditional bricks and mortar commerce. With the rising cost of living, it is no surprise that 48% of US consumers sign up to loyalty programs offered by businesses for the discounts on products and marketers are struggling to retain these price-savvy customers (Discounts are the leading reason consumers sign up for loyalty programs, April 2024, eMarketer.com), with over 45% reporting finding it difficult to find the balance between offering deep enough discounts to entice consumers to repeat purchases and the margin available on items (Guide to customer loyalty programs and what makes these successful for retail brands, August 2024, eMarketer.com).

According to an article by the World Economic Forum, the interest in retail investment has continued to increase with retail investors accounting for 52% of global Assets Under Management (AUM) in 2021, a figure that is expected to grow to over 61% by 2030 (A fresh look at how to empower retail investors, October 2024, weforum.org). According to Boston Consulting Group. Most of this growth was seen during the COVID19 pandemic, with assets growing by 11% in 2020 to end the year at $103 trillion (41% of which held by retail portfolios). Retail investors were the main driver of net inflow, contributing 4.4% of new net capital in 2020, twice the size of the contribution made by institutional investors (The $100 Trillion Machine, July 2021, bcg.com).

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WeShop’s Value Proposition

Why Users Come to WeShop

●	Trusted Recommendations: There can be little doubt that a product recommended by a friend is one of the most effective forms of marketing. According to a report by Nielsen, 92% of consumers trust Earned Media, such as word-of-mouth or recommendations from friends and family, above all other forms of advertising (Global Trust in Advertising and Brand Messages, April 2012, nielson.com).

●	Unique Rewards Programs: Rewards and loyalty programs continue to rise in popularity. People are eager to find cashback, points that convert into discounts or other unique rewards programs. Referral programs from people such as American Express continually drive new user registrations. WeShop offers a unique reward program that could entice consumers to use and recommend its platform.

●	Community Through Co-operative Ownership: As one of the oldest business models in the world, the co-operative has proven to be an effective way to grow and shape a business. WeShop’s commitment to this business model distinguishes it from its competitors. It is the founder’s ambition for each of WeShop’s users to be shareholders and to allow these users to drive the growth of their platform. This will demonstrate to competitors the potential of consumerism through ownership within a regulated framework.

Why Shoppers Come to WeShop

○	Unique Shareback Plan: WeShop’s Shareback mechanism rewards users for transacting or referring friends who transact on the platform. The Shareback Plan will begin awarding WePoints, instead of Contingent Shares, upon WeShop’s listing in the U.S. Each WePoint will be worth one Class A ordinary share in WeShop. Fractional shares will not be awarded. The WeShop Community Trust will award Class A ordinary shares to users who properly redeem their WePoints.

○	Comprehensive Product and Retailer Range: WeShop’s affiliate network partners allow WeShop to provide products and services from over 1,000 retailers in the United Kingdom and the US on the WeShop platform.

○

Authentic Recommendations and Reviews: WeShop leverages the power of social networking to provide shoppers with genuine product recommendations and reviews from trusted friends, influencers, and verified users. This peer-to-peer driven approach helps shoppers make informed decisions and increases their confidence in purchasing.

○	Engaging Shopping Experience: WeShop combines e-commerce with social media, creating an interactive and engaging platform. Features such as video content, and influencer collaborations make the shopping experience more dynamic and enjoyable.

○	Transparency and Trust: WeShop prioritizes transparency by offering clear information about products, prices, and the Shareback Plan.

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○	Shared Interests Driving Commerce: According to a report by Deloitte, customers referred by friends and family have a 37% higher Retention Rate than those acquired through other marketing methods (Harnessing the power of consumer advocacy to fuel efficient growth, April 2009, Deloitte). WeShop’s platform brings people together who share interests, building a self-perpetuating environment for shoppers to continuously inspire each other.

○	Product-led Content: All content on the WeShop platform is driven by products and services. Users cannot post recommendations without tagging a product from one of WeShop’s partner retailers, ensuring every post to be relevant to a particular product. WeShop had over 150,000 Social Interactions during its Pilot and has had approximately 2,500 Social Interactions since the Pilot. This is lower on average than the Pilot because the Company’s focus has shifted towards expanding into the U.S.

○	Authenticity and Integrity: Authenticity and integrity are issues for social media services. Facebook removed 7 million posts containing false information about COVID-19 in just one quarter of 2020 according to Reuters (Facebook removes seven million posts for sharing false information on coronavirus, April 2020, Reuters); despite these efforts, a survey by Statista.com found that 69% of Americans believe social media platforms are not doing enough to prevent the spread of misinformation (Are social media sites like Facebook and YouTube currently doing enough or not doing enough to stop the spread of fake news on their sites?, April 2018, Statista).

Why Advertisers Come to WeShop

○	Proven Return on Investment (“ROI”) and Conversion Rates: WeShop can deliver ROI and Conversion Rates that allow advertisers to maximize their marketing spend and achieve their sales objectives. Top retailers such as John Lewis, Boots, eBay, Dunelm, Booking.com, TEMU and SHEIN consistently paid WeShop for advertising during the Pilot.

○	Robust Affiliate Network Partnerships: WeShop has established partnerships across major affiliate networks that allow the platform to offer a wide range of products and services and provide data that enhance the value of advertisements for retailers.

○	A New Alternative Offering: WeShop offers a new loyalty and rewards program that could attract a new type of customer with an alternative purchasing ethos.

Competition

The worldwide marketplace in which we compete is evolving rapidly and intensely competitive, and we face a broad array of competitors from many different industry sectors around the world. Our current and potential competitors include: (1) physical, e-commerce, and omnichannel retailers, publishers, vendors, distributors, manufacturers, and producers of the products we offer and sell to consumers and businesses; and (2) web search engines, comparison shopping websites, social networks, web portals, and other online and app-based means of discovering, using, or acquiring goods and services, either directly or in collaboration with other retailers. Many of our competitors have greater resources, longer histories, more customers, and greater brand recognition. They may secure better terms from retailers and devote more resources to technology, infrastructure, fulfillment, and marketing. The internet facilitates competitive entry and comparison shopping, which enhances the ability of new, smaller, or lesser-known businesses to compete against us. Our business is also subject to rapid change and the development of new business models and the entry of new and well-funded competitors.

Revenue Growth

Summary of WeShop’s Existing Revenue Streams

WeShop has two revenue streams:

1.	Affiliate Revenue

●	Integrated Affiliate Marketing: As a publisher in Affiliate Marketing, WeShop has integrations with several major affiliate networks. WeShop earns revenues each time a user transacts successfully with a retailer through the WeShop platform.

2.	Advertising

●	Data Analytics: WeShop uses data analytics to drive interest-based advertising. It gathers data on user behavior, preferences, and engagement patterns and corresponds with retailers based on that data to offer them tailored advertising on the platform.

●	Tenancy Exposure Bookings: WeShop offers placement opportunities such as homepage banners, category highlights, and featured product sections that retailers can purchase from affiliate networks for a fee. WeShop receives a percentage of those fees as determined by the respective affiliate network.

●	Exclusive Tenancy Deals: WeShop offers deals tailored to specific brands or product categories. These deals offer brands dedicated exposure for set periods, driving significant traffic and sales during the promotional window.

In conclusion, the monetization strategy of WeShop focuses on Advertising and Affiliate Revenues. Advertising revenues are maximized by WeShop’s data analytics and tenancy exposure bookings, and the Affiliate Revenues are assisted by its role as an Affiliate Marketing publisher.

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International Growth

Expanding WeShop’s presence internationally is a critical component of its growth strategy. By entering new markets, WeShop aims to increase its user base, enhance brand recognition, and drive revenue growth. WeShop’s approach to international expansion involves several strategic initiatives:

Market Research and Localization

●	In-Depth Market Research: Before entering a new market, WeShop will conduct market research to understand local consumer behaviors, retailer preferences, and cultural differences. This research will help WeShop tailor its offerings to meet users’ specific needs and expectations in each market.

●	Localization of Content and Services: WeShop will prioritize localizing content and services to ensure a regionally specific user experience. This includes translating the platform into local languages, adapting marketing materials, and offering region-specific products and deals.

Strategic Partnerships and Collaborations

●	Building Local Partnerships: WeShop seeks to establish strategic partnerships with local brands, influencers, and affiliate networks. These collaborations help it build credibility and trust in new markets while expanding its product range and user base. Partnering with local influencers and creators allows WeShop to leverage their established audiences for faster market penetration.

●	Collaborating with Global Brands: WeShop collaborates with global brands such as John Lewis, eBay, Booking.com, and TEMU to offer them advertising of their products and services on the WeShop platform. WeShop corresponds with retailers regarding advertising but does not contract directly with them. Only affiliate networks contract directly with retailers. See “Item 5. Operating and Financial Review and Prospects” in our Annual Report incorporated by reference herein.

Tailored Marketing Campaigns

●	Localized Marketing Strategies: WeShop will develop tailored marketing campaigns that resonate with local audiences. By understanding differences and preferences between individuals, it will create content and promotional offers that appeal to users in each market. These localized campaigns help build brand awareness.

●	Influencer Marketing: Leveraging influencer marketing is part of WeShop’s international growth strategy. By partnering with influential local personalities, it can reach new audiences effectively. Influencers help WeShop build credibility and awareness as well as drive user engagement and adoption.

Technological Infrastructure and Support

●	Scalable Technological Infrastructure: WeShop continues to invest in scalable technological infrastructure to support rapid international growth. The platform is designed to handle increased traffic and transactions as it expands into new markets.

●	Customer Support and Community Management: Customer support and community management are vital for user retention. WeShop will establish local customer support teams to address user inquiries and issues.

In conclusion, WeShop’s strategy for growing its international user base involves conducting in-depth market research, localizing content and services, establishing strategic partnerships, implementing tailored marketing campaigns, and ensuring robust technological infrastructure. WeShop’s focus on regulatory compliance, phased market entry, community building, and expanding the Shareback Plan further supports its growth objectives. Through these efforts, WeShop aims to create a global community of engaged users, driving its platform’s success and solidifying its position as a leader in the social commerce space.

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Risks Associated with our Business and Owning WePoints and Our Class A Ordinary Shares

Our business and owning our Class A ordinary shares are subject to numerous risks and uncertainties, including those highlighted in the section entitled “Item 3. Key Information—D. Risk Factors” of our Annual Report incorporated by reference herein. These risks include, but are not limited to, the following:

●	the failure of an active, liquid, and orderly market for our Class A ordinary shares to develop or be sustained;

●	there is no market for WePoints nor will one develop. WePoints (i) are not assignable or transferable except by operation of law or by will or intestacy; (ii) will not have voting or dividend rights and are non-interest bearing; (iii) will not represent an equity or ownership interest in the Company; are not represented by any form of certificate or instrument;

●	our ability to grow and maintain the number of consumers and retailers that use our service;

●	the competition that we face being intense and continuously evolving;

●	our ability to maintain and develop the WeShop brand;

●	the risk that WeShop users cease to provide us with reviews or remove their content from our service and the number of our users and revenue from our operations declines;

●	our plans for international expansion could fail as a result of risks associated with international operations;

●	potential breaches of our security systems;

●	the substantial control that our founder, John Garner and certain of our other directors and officers and major shareholders, have and will continue to have over our business due to the concentration of voting power among entities in which they have voting control or influence thereon (for more information, please see the section entitled “Principal Shareholders”); and

●	risks related to our status as a foreign private issuer.

Implications of being an emerging growth company

We are an “emerging growth company” as defined in the Securities Act of 1933, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take, and intend to take, advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

We will remain an emerging growth company until the earliest of (i) five years from the date of our initial public offering, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Class A ordinary shares held by non-affiliates was $700.0 million or more as of the last business day of the second fiscal quarter of such year or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we may adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-public companies instead of the dates required for other public companies.

Implications of being a foreign private issuer

We are a foreign private issuer within the meaning of the rules under the Exchange Act. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and accordingly, the next determination will be made with respect to us on June 30, 2026. Even after we no longer qualify as an emerging growth company, for so long as we qualify as a foreign private issuer, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. The related financial results and material events through press releases will be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, our shareholders will receive less or different information about us than a shareholder of a U.S. domestic public company would receive.

Nasdaq rules permit a foreign private issuer such as us to follow the corporate governance practices of our home country. Certain corporate governance practices in the British Virgin Islands, which is our home country, may differ significantly from Nasdaq corporate governance listing standards.

We intend to rely on the exemptions listed above. As a result, you may not be provided with the benefits of certain corporate governance requirements of the Nasdaq applicable to U.S. domestic public companies. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

Foreign private issuers, similar to emerging growth companies, are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we are no longer qualified as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither emerging growth companies nor foreign private issuers.

See “Item 3. Key Information—D. Risk Factors—Risks Related to Ownership of Our Class A Ordinary Shares—As a foreign private issuer in the United States, we are exempt from certain U.S. proxy rules and disclosure requirements under the Exchange Act, which may afford less protection to holders of our Class A Ordinary Shares than they would enjoy if we were a domestic U.S. company.” and “Item 3. Key Information—D. Risk Factors—As a foreign private issuer in the United States, we are permitted to, and will, rely on exemptions from certain Nasdaq corporate governance standards, which may afford less protection to holders of our Class A Ordinary Shares” in our Annual Report incorporated by reference herein.

Corporate information

WeShop Holdings Limited is a BVI Business Company limited by shares and incorporated in the British Virgin Islands. We were initially formed as Boanerges Limited, a British Virgin Islands registered company which was listed as a special purpose acquisition company on the London junior market called Aquis on April 23, 2021 (“Boanerges”). On November 17, 2021, Boanerges’ shareholders approved the acquisition of the business, assets and name of WeShop Limited and subsequent to the transaction closing, Boanerges was renamed to WeShop Holdings Limited. Our principal executive offices are located at Hawk House, 22 The Esplanade, Jersey, JE1 1HH Channel Islands. Our telephone number is +44 (808) 196-8324 and our website address is https://we.shop. Information contained on or that can be accessed through our website and mobile application is neither a part of, nor incorporated by reference into, this prospectus, and you should not consider information on our website to be part of this prospectus. Our website address is included in this prospectus as an inactive textual reference only.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks factors set forth in our most recent Annual Report on Form 20-F for the fiscal year ended December 31, 2025 on file with the SEC, which is incorporated by reference into this prospectus. If any of those risks actually occurs, our business, financial condition, results of operations, or cash flow could be materially and adversely affected, which could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. The risks factors discussed in other parts of this prospectus and set forth in the Annual Report are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our securities if you can bear the risk of loss of your entire investment.

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DESCRIPTION OF THE SHAREBACK PLAN

Summary

The Shareback Plan is designed to provide eligible users of the WeShop platform with the opportunity to receive contingent share entitlements (“WePoints”) in connection with qualifying activity on the platform. Subject to satisfaction of applicable eligibility conditions and redemption mechanics described below, WePoints may be exchanged for Class A ordinary shares of the Company.

In connection with the implementation of the Shareback Plan and the Company’s listing on Nasdaq, 12,500,000 Class B ordinary shares were issued to and deposited with the WeShop Community Trust (the “Community Trust”). These Class B ordinary shares are held by the Community Trust for the purpose of supporting settlement of awards under the Shareback Plan.

Up to 12,500,000 WePoints may be issued, each of which may become exchangeable, subject to eligibility conditions and redemption timing mechanics, into one Class A ordinary share. Upon redemption of a WePoint in accordance with the terms of the Shareback Plan, a corresponding Class B ordinary share held by the Community Trust will automatically convert into one Class A ordinary share and be delivered to the applicable user.

The Community Trust has agreed, pursuant to the Shareback arrangements, to maintain the Class B ordinary shares deposited with it for the purpose of satisfying potential future settlements under the Shareback Plan and to transfer such shares only in accordance with the Shareback Plan documentation.

WePoints are issued electronically in book-entry form and recorded on the Company’s internal WePoints ledger.

As of August 26, 2026, an aggregate of 1,165,026.7160 WePoints have been awarded to users, including 1,165,017.8516 to users in the United Kingdom and 8.8644 to users in the United States. No WePoints have been redeemed for Class A ordinary shares from the WeShop Community Trust as of the date of this prospectus.

WePoints for Purchases. In order to be awarded a WePoint, a User must make a purchase on the WeShop platform. After a purchase is made and not rescinded (such as if the purchased item is returned), that WePoint will be deemed earned and appear next to the User’s name on the WePoints ledger.

WePoints for Referrals. In order to be awarded a WePoint for a referral, the referred User must make a purchase on the WeShop platform. After a purchase is made and not rescinded (such as if the purchased item is returned), that WePoint will be deemed earned and appear next to the User’s name on the WePoints ledger.

The price upon which a WePoint is awarded will be fixed based on the VWAP of a Class A ordinary share as displayed under the search result of “WSHP” or “WeShop Holdings Limited” on Bloomberg (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on the last full trading day prior to purchase. VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

If WeShop does not deposit additional Class B ordinary shares with the Community Trust, the Shareback Plan as currently structured would end once the 12,500,000 WePoints are awarded. However, WeShop may from time to time deposit additional Class B ordinary shares with the Community Trust to support the continued operation of the Shareback Plan.

Determination of VWAP

DAY 1 16:00
Normal Market Trading ends

Any transactions made between 16:00:00 - 23:59:59 will continue to use the VWAP from the previous day.

Normal market hours close.

WeShop will request VWAP from the latest trading session ready to assign at midnight for any new transactions for the following day.

EXAMPLE
VWAP DAY 1: $10.00

DAY 2 00:00
VWAP set for the next 24 hours

New day begins, and WeShop assigns the VWAP collected from the previous trading session to any new transactions.

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The Shareback Plan is designed primarily for users who have a long-term perspective and affinity for the Company and its values.

●	Simple Enrollment and Easy to Redeem WePoint. An eligible user will find their specific offer communication for WePoints in their account on the WeShop App. An eligible referrer will find their specific referral offer communication in their account on the WeShop App. When eligible, WePoints can be redeemed through the WeShop App.

●	No Fees to Enroll and Redeem WePoints. A participant will be able to redeem a WePoint at no cost to the participant.

●	Fully Electronic Shareholder Communications. To participate in the Shareback Plan, participants must agree, subject to applicable law, to receive all shareholder communications from WeShop through Computershare electronically.

●	Review WePoints Online. Participants can access WePoints and history of earning them through the WeShop App, which is available on iOS and Google Play.

●	No Control over Exact Timing of Transactions. Participants will not have complete control over the exact timing of transactions or the price of Class A ordinary shares at the time of any redemption of a WePoint, as the number of Class A ordinary shares is determined at the time WePoints are issued, which is initially a minimum of 395 days before the Class A ordinary shares will be issued.

●	Right to Suspend. The Shareback Plan, and redemptions of WePoints issued thereunder, may be suspended, modified or extended by the Company at any time.

The Offers

An eligible user will be presented with an offer to receive a WePoint. The offer presented to a user will specify the eligibility criteria, the amount of Class A ordinary shares subject to the award and any other terms or restrictions of the award if different from those specified in this prospectus supplement.

Sample Purchasing Offer:

9

12:10
Dashboard
Overview
Transactions
WSHP
Purchases
Referrals
Transfers
Retired
Something wrong with your transaction?
Raise a claim
Sam's Club
Direct purchase
18 Sep 2025
+1 WePoint
Spent: $50.00
Verified in 11 months
Dashboard

WeShop Dashboard
Transaction appears in the user's dashboard showing WePoints earned.

12:10
sam's club
Sam's Club
18 Sep 2025 • Direct purchase
Verified in 11 months
+1 WePoint
Spent: $50.00
Shareback Reward Rate: 10%
VWAP Applied: $5.00
Status: Due to verify in 11 months
Current WSHP Share Price: $8.17
Indicative value: $8.17*
Something not right? Contact support
Dashboard

WeShop Dashboard
User clicks the transaction to expand more details about the transaction.

9:41
Dashboard
Overview
Transactions
WSHP
WePoints
Shares
Pending WePoints
116.3166
Indicative Value: $951.31
View your transactions
WSHP
Refer
Shop
WePoints: All-Time Purchases
726.9789
WePoints: All-time referrals
323.1017
Dashboard

WeShop Dashboard
User will see their Dashboard Overview as they continue to earn more WePoints.

10

Sample Referral Offer:

11

SUMMARY OF TERMS OF SERVICE

The terms of service (the “Terms”) govern a user’s access to and use of the WeShop platform. Users will only be permitted to have one account with WeShop, and WeShop reserves the right to delete multiple accounts where they are, in WeShop’s sole and absolute discretion, all connected with one individual.

To create an account on the WeShop platform, a user must be at least 18 years old. Users must provide WeShop accurate and up-to-date information, including name, email address, age and other requested information WeShop may request from time to time. Users may be asked to provide additional information later in their experience with WeShop.

User will not, or cause any other person to, among other things:

●	upload, post, publish, distribute, disseminate or otherwise transmit or use (collectively, “Post”) any content that is: unlawful, untruthful, defamatory, discriminatory, offensive, abusive, obscene, immoral, indecent, menacing, disparaging towards WeShop or any of its officers or employees, invasive of another’s privacy, or otherwise objectionable, including but not limited to material that promotes or provides instructional information about illegal activities or promotes physical or mental harm or injury against any group or individual;

●	Post any content that you do not have a right to make public or disclose under any law or jurisdiction under contractual or fiduciary relationships (such as inside information and confidential information belonging to someone else);

●	Post any content that infringes any patent, trademark, trade secret, copyright or other proprietary or intellectual property rights of any person, or rights of publicity or privacy of any person, unless you are the owner of such rights or are licensed by the owner to post such material;

●	Post any content that contravenes any applicable law or regulation (including, but not limited to, laws regulating data protection, consumer protection, distance selling, unfair competition, anti-discrimination, false advertising, copyright, trademark and privacy);

●	carry out any activity which is regulated by law and which is required to be licensed, authorized, or approved by any statutory or official body;

●	carry out any activity which is illegal;

●	Post any review, feedback or commentary on any products or services of a retailer or WeShop that is not truthful, fair and reasonable;

●	Post any Content that is pornographic or of a sexually obscene nature;

●	Post any Content which is harmful to children;

●	Post any Content that contains software viruses, or any other computer code, files or programs designed to interrupt, destroy or limit the functionality of any computer software or hardware or servers or telecommunications equipment (including that belonging to or used by us);

●	interfere with or disrupt our servers or the systems and networks used by us, or infringe any requirements, procedures, policies or regulations of any such systems or networks, or interfere with any third party’s use of the Service, including but not limited to (i) transmitting any material that contains viruses, trojan horses, worms, time bombs, or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information, or (ii) attempting to gain unauthorised access to any Profile of any other Account Owner;

●	collect, store, or distribute personal data about other users without their consent; or

●	Post any Content that we in our absolute discretion consider objectionable to other users or WeShop, its directors and/or officers or employees.

There are circumstances in which a user’s WePoints may be forfeited, including, but not limited to, where a user’s account:

●	is suspended by WeShop in accordance with the Terms;

●	is associated with any fraudulent activity, illegal activity (both criminal or civil) or any breach of the Terms;

●	is used to make purchases on behalf of, or for the benefit of, any other person;

●	is inactive for more than twenty-four months;

●	publishes, or causes to be published, defamatory or otherwise abusive content directed towards WeShop or any subsidiary or member of WeShop’s group of companies, WeShop’s directors and/or officers or employees either on the WeShop platform or elsewhere;

●	is in dispute with WeShop for any reason, subject to certain exclusions in accordance with the Terms;

●	is abusive verbally or by electronic communication to any member of the WeShop team; or

●	if a user fails to successfully complete a request to validate its account by successfully completing a customer identification and/or anti-money laundering exercise within 14 days of WeShop making the request.

12

Users will indemnify WeShop against any liabilities, proceedings, costs, damages, losses or expenses suffered by WeShop as a result of (i) the content posted by such user, (ii) any incorrect information given to WeShop by such user, (iii) any other breach of the Terms by such user, or (iv) any other negligent or wrongful act carried out by such user, including but not limited to, a user’s negligent or unauthorized use of the service.

WeShop reserves the right to amend the Terms from time to time with or without notice even though such changes may affect a user’s ability to convert WePoints. When the Terms are amended, WeShop will post the new version of the Terms on its website.

SHAREBACK AGREEMENT

The terms of the WePoints are governed by the Shareback Agreement dated October 16, 2025 that we have entered into with the WeShop Community Trust (the “Shareback Agreement”).

Pursuant to the Shareback Agreement, each WePoint entitles the eligible user to redeem such WePoint for one Class A ordinary share, subject to certain conditions described below.

Accordingly, unless you own a full WePoint, you will not be able to receive a Class A ordinary share. The WePoints will expire if not redeemed during the Redemption Period (as defined below).

The WeShop Community Trust will not be obligated to deliver any Class A ordinary shares pursuant to the redemption of a WePoint and will have no obligation to settle such WePoint redemption unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the WePoints is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No WePoint will be redeemed and the WeShop Community Trust will not be obligated to deliver a Class A ordinary share upon redemption of a WePoint unless the Class A ordinary share issuable upon such WePoint redemption has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the WePoints. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a WePoint, the holder of such WePoint will not be entitled to redeem such WePoint and such WePoint may have no value and expire worthless.

Time Period to Redeem a WePoint

A WePoint may be redeemed no earlier than the fifteenth business day of February, May, July, or November commencing 395 days after a WePoint is initially issued and terminating at 5:00 p.m., New York City time on the 20th business day thereafter (“Expiration Date”) unless the Company agrees to extend such redemption period (the “Redemption Period”). Each WePoint not redeemed on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof shall cease at 5:00 p.m., New York City time, on the Expiration Date.

In order to redeem WePoints you must redeem all of your then eligible WePoints. You may not redeem only part of your WePoints then eligible for redemption. You may not tender a fraction of a WePoint. To the extent you have a fraction of a WePoint at the time of redeeming your WePoints, your fraction of a WePoint will become null and void and you will only be entitled to receive a Class A ordinary share from the WeShop Community Trust for a full WePoint, unless the Company elects to carry forward such fractional WePoints to the next Redemption Period in its sole discretion.

We may in our sole discretion extend the duration of the WePoints by delaying the Expiration Date; provided, however, that we will provide at least five (5) days’ prior electronic notice of any such extension to registered holders. Notwithstanding anything contained herein, the Redemption Period for any WePoint shall be open for at least 20 Eligible Days. An Eligible Day is a business day on which a registration statement is available for the delivery of Class A ordinary shares to the WeShop Community Trust.

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A WePoint may only be redeemed if a registration statement is available for the WeShop Community Trust to deliver the underlying Class A ordinary shares.

Specifically, to redeem WePoints during an applicable Redemption Period, a holder must, within the applicable 20 business day window: (i) submit a redemption request through the WeShop App to redeem all of the holder’s then-eligible WePoints (partial redemptions and fractional WePoints are not permitted); (ii) elect to receive the underlying Class A ordinary shares either (A) in book-entry form through the Direct Registration System maintained by Computershare Trust Company, N.A. (the “Transfer Agent”), or (B) by physical share certificate; (iii) deliver the ‘know your customer’ information reasonably requested by WeShop, the Community Trust or the Transfer Agent; and (iv) deliver to the Transfer Agent a completed IRS Form W-9 or applicable IRS Form W-8 and any other documentation reasonably requested. The holder must also maintain an eligible account at the time of redemption. WePoints not redeemed in accordance with the foregoing before 5:00 p.m., New York City time, on the Expiration Date will expire and become void.

1st January 2025
Account registered
1st January 2025
First purchase made
+100 WePoints
2nd January 2025
Invites friend to WeShop
3rd January 2025
Friend joins WeShop
4th January 2025
Friend makes first purchase
4th January 2025
User earns Referral Reward
+10 WePoints
Regular activities continue until next milestone.
2nd April 2025
New purchase made
+50 WePoints
3rd April 2025
Friend makes new purchase
3rd April 2025
User earns Referral Reward
+5 WePoints
Regular activities continue until next milestone.
2nd February 2026
First purchase marked as Verified
5th February 2026
First purchase marked as Verified
5th February 2026
Referral reward marked as Verified
Regular activities continue until next milestone.
31st March 2026
Trust converts WePoints to Shares
Ready for transfer to user.
1st April 2026
Trust transfers Shares to User
+110 Shares
Regular activities continue until next milestone.
3rd May 2026
Purchase marked as Verified
4th May 2026
Friend's purchase marked as Verified
4th May 2026
Referral reward marked as Verified
Regular activities continue until next milestone.
30th June 2026
Trust converts WePoints to Shares
Ready for transfer to user.
1st July 2026
Trust transfers Shares to User
+55 Shares

14

Computershare

Computershare Inc. and its affiliates, Computershare Trust Company, N.A. serves as WeShop’s transfer agent. Under the Shareback Agreement, within two business days of the end of the Redemption Period, WeShop will deliver to the WeShop Community Trust the list of holders of WePoints who properly redeemed their WePoints (the “List of Redeeming WePoint Holders”). Within two business days of the receipt of the List of Redeeming WePoint Holders from WeShop, the WeShop Community Trust will deliver, together with any documents reasonably requested by the Transfer Agent, instructions to transfer the number of Class B ordinary shares indicated on the List of Redeeming WePoint Holders with instructions to register Class A ordinary shares in the names and amounts set forth on the List of Redeeming WePoint Holders. Such Class B ordinary shares will, pursuant to their terms, automatically convert into Class A ordinary shares and be reflected by the Transfer Agent on WeShop’s shareholder register.

Redemption Registration Statement

In order for users to redeem their WePoints, we will agree that as soon as practicable after the one-year anniversary of November 14, 2025 (the “Listing Date”), but in no event later than twenty (20) business days, we will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares deliverable upon the redemption of WePoints. We have agreed to use our commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement or a similar registration statement until the WePoints are no longer outstanding, provided that we have the right to suspend the use of such registration statement and therefore the redemption of WePoints for up to 150 days in any 365 day period. Any day where a WePoint would otherwise be eligible for redemption but for such suspension shall not constitute an eligible date for redemption during the applicable Redemption Period.

Adjustments to WePoints

If after the date a WePoint is awarded, the number of outstanding Class A ordinary shares is increased by a share dividend payable in Class A ordinary shares, or by a consolidation, combination, sub-division or reclassification of Class A ordinary shares or similar event, then, on the effective date of such share dividend, consolidation, combination, sub-division or reclassification of ordinary shares or similar event, the number of WePoints shall be increased in proportion to such increase in outstanding ordinary shares.

If after the date hereof, a WePoint is awarded the number of outstanding Class A ordinary shares is decreased by a consolidation, combination, sub-division or reclassification of Class A ordinary shares or other similar event, then, on the effective date of such consolidation, combination, sub-division, reclassification or similar event, the number of outstanding WePoints shall be decreased in proportion to such decrease in outstanding Class A ordinary shares.

In case of any reclassification or reorganization of the outstanding Class A ordinary shares (other than a change covered in the two paragraphs immediately above), or in the case of any merger or consolidation of WeShop with or into another corporation or entity (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of the outstanding ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets of us as an entirety or substantially as an entirety in connection with which we are dissolved, the WePoint shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the WePoints and in lieu of the ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the WePoint holder would have received if such WePoint holder had exercised his, her or its WePoints immediately prior to such event.

Amendments to Shareback Agreement

The Shareback Agreement may be amended by the parties thereto without the consent of any registered holder of WePoints for the purpose of (i) curing any ambiguity or to correct any mistake or (ii) adding or changing any other provisions with respect to matters or questions arising under the Shareback Agreement as the parties may deem necessary or desirable. Modifications or amendments to decrease the amount of Class A ordinary shares deliverable upon a redemption of a WePoint shall require the written consent or vote of the registered holders of at least a majority of the then outstanding WePoints.

Transferability

WePoints awarded and WePoints earned are non-transferable and, therefore, you may not assign, gift, sell or otherwise transfer your WePoints to anyone else. Notwithstanding the foregoing, WePoints may be transferred only to a person who becomes entitled thereto in consequence of (i) the death, incompetence or bankruptcy of any WePoint holder, or (ii) by operation of law, if such person produces evidence thereof reasonably required by the Company. WePoints will not be listed on Nasdaq or any other stock exchange or market. As a result, if you do not redeem your WePoints during the Exercise Period, your WePoints will expire worthless.

15

WePoints do not Confer Shareholder Rights

Pursuant to the Shareback Agreement, each of the Company, the WeShop Community Trust and registered holders of WePoints have rights, remedies, or claims under or by reason of the Shareback Agreement or of any covenant, condition, stipulation, promise, or agreement thereof. Holders of WePoints do not have the rights or privileges of holders of our Class A ordinary shares and any voting rights until they redeem their WePoints and receive Class A ordinary shares. After the delivery of Class A ordinary shares upon redemption of WePoints, each holder will be entitled to one vote for each Class A ordinary share held of record on all matters to be voted on by shareholders.

Pursuant to the Shareback Agreement under the section entitled “Persons Having Rights under this Agreement,” registered holders of WePoints are persons entitled to the benefits of the covenants, conditions and stipulations set forth under the Shareback Agreement. Accordingly, if the WeShop Community Trust fails to deliver Class A ordinary shares to holders who have properly redeemed their WePoints in accordance with the terms of the Shareback Agreement, such holders may have recourse against the Trust under the Shareback Agreement to enforce the Trust’s obligation to deliver the applicable Class A ordinary shares.

Under the Shareback Agreement, the Trust has agreed to keep available all of its Class B ordinary shares at all times and to transfer them only in accordance with the Shareback Agreement. Within two business days of the end of a Redemption Period, the Company is required to deliver to the Trust the list of holders of WePoints who properly redeemed their WePoints. For more information on redemption procedures, please also see the section entitled “— Shareback Agreement— Time Period to Redeem a WePoint.” Within two business days of receipt of such list, the Trust is required to deliver, together with any documents reasonably requested by the Transfer Agent, instructions to transfer the applicable number of Class B ordinary shares with instructions to register such shares as Class A ordinary shares in the names and amounts set forth on the list. If the Trust fails to perform these obligations, affected holders may seek to enforce the Shareback Agreement against the Trust as third-party beneficiaries.

In addition to the foregoing, if the Trust fails to comply with its obligations under the Shareback Agreement, the Company may have contractual claims against the Trust to enforce performance. However, no assurance can be given that any such enforcement action would be successful or that the Trust would have sufficient assets to satisfy any judgment. Moreover, any dispute with the Trust could result in delays in the delivery of Class A ordinary shares to holders or, in the most severe circumstances, could result in holders not receiving the Class A ordinary shares to which they would otherwise be entitled upon redemption of their WePoints.

Governing Law; Exclusive Forum

The validity, interpretation, and performance of the Shareback Agreement and of the WePoints is governed in all respects by the laws of the British Virgin Islands. Further, we, the WeShop Community Trust and holders of WePoints have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Shareback Agreement must be brought and enforced in the courts of the British Virgin Islands, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Provisions in our Shareback Agreement may require any lawsuits regarding the terms of the WePoints to be brought in the British Virgin Islands” in our Annual Report incorporated by reference herein. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum. By transacting with us and receiving WePoints, users are deemed to have agreed to these applicable law and exclusive forum provisions.

Applicable Restrictions

User accounts by which WePoints are awarded can only be opened by natural persons, unless WeShop in its sole and absolute discretion decides otherwise.

The Shareback Plan is currently available only to U.S. residents (including residents of Puerto Rico) and residents in the United Kingdom, and you may only enroll if you are of the age of majority for the state in which you reside.

WeShop in its sole and absolute discretion reserves the right to determine that any user is not eligible to receive or redeem a WePoint. Accounts must be active and in good standing at the time of redeeming any offer under the Shareback Plan.

Participants must pass Computershare’s eligibility criteria, including verification of your identity, minimum age and UK residence or U.S. residence, as applicable. Participants who fail to meet such criteria will not be eligible to redeem any WePoint.

16

WePoints are not transferable. Class A ordinary shares acquired upon redemption of a WePoint are expected to be freely transferable by the holder thereof.

Timing and Conditions to Redemption of a WePoint

Pursuant to the Shareback Agreement, WePoints may be redeemed only if the following conditions are met:

a.	such WePoint has been held by the holder for initially at least 395 days and earned;

b.	such WePoint is redeemed beginning on the 15th business day of February, May, July or November commencing immediately following the satisfaction of the condition set forth in (a) above, and before 5:00 p.m., New York City time, on the twentieth business day thereafter (the “Expiration Date”), unless WeShop agrees to extend such redemption period;

c.	a registration statement must be effective and not suspended with respect to the delivery of Class A ordinary shares by the WeShop Community Trust;

d.	the holder delivers customary “know your customer” information and other information reasonably requested by WeShop, the WeShop Community Trust, or the Transfer Agent;

e.	the holder delivers to the Transfer Agent tax identification numbers by means of a completed appropriate IRS Form W-9 or W-8 and other forms, documents and information that the Transfer Agent may reasonably request in connection with WeShop’s, the Trust’s or the Transfer Agent’s reporting obligation under applicable United States laws and regulations; and

f.	the holder redeeming a WePoint has an eligible account at the time of redemption.

Once an eligible user that has received a WePoint has enrolled in the Shareback Plan and redeemed a WePoint, Computershare will generally deposit the Class A ordinary share in such participant’s account within 10 trading days, provided that no suspension of activity or trading halt as described below.

Any WePoint then eligible for redemption but not properly redeemed during the Redemption Period will be deemed null and void.

“Earned” with respect to a WePoint means a WePoint that is awarded for a transaction where such transaction has not been rescinded by the user nor can it be rescinded by the user. Most transactions have a recission period of no more than 60 days. Certain transactions, such as travel booking, have a longer recission period.

WeShop may shorten the 395 day holding period requirement in the future.

Ability to Trade Shares

Please note that the timing of any redemptions may be affected by market events such as trading halts, whether due to external causes, such as exchange halts (which would apply to all securities transactions) or suspension of Shareback Plan. In the event of a trading halt or Shareback Plan activity suspension and redemptions will be executed according to Computershare batch trading policies on the first available day after the trading halt or Shareback Plan activity suspension is lifted.

Sale of Class A Ordinary Shares

You may sell all of your Class A Ordinary share(s) at any time after you have received a confirmation that the Share(s) acquired upon redemption of your WePoints are registered in your name on WeShop’s shareholder register.

Electronic Book-Entry of Class A Ordinary Shares

Class A ordinary shares in the Shareback Plan will be maintained in your name in book-entry form. Physical certificates are not available.

Communications and Reports to Participants

By becoming a participant in the Shareback Plan, you agree, for so long as you continue as a participant or hold Class A ordinary shares through the Shareback Plan, to receive all communications from the Company and Computershare electronically either via email or email notification to access online information (except when the Company or Computershare is required to provide the option for non-electronic communication or documentation by law or regulation upon your request). Electronic communication will include, but will not be limited to, confirmations of transactions, proxy materials and shareholder communications, notices of modifications of the privacy policies of Computershare as well as other basic communications, including information from Computershare. You agree to advise Computershare promptly of any change of your email and/or residential address. You also agree to notify Computershare promptly of any errors or omissions in any transaction or in the handling of your Shareback Plan participation.

17

You will also consent to electronically receive U.S. tax reporting documents (such as an IRS Form 1099-B reflecting proceeds in the case of a sale of Class A ordinary shares held in the Shareback Plan) unless you affirmatively opt to receive them in paper form by writing to Computershare Support Services, 150 California Street, San Francisco, CA 94111.

Cost to Participants

Applicable fees are as follows:

Shareback Plan Enrollment:	No charge
Redemption of WePoint:	No charge
Sale of Class A ordinary shares:	To be determined by applicable broker-dealer
Transfer of Class A ordinary shares to another brokerage account:	To be determined by applicable broker-dealer

The fees specified above may be changed.

Compensation of the WeShop Community Trust Trustee

The trustee of the WeShop Community Trust is JTC Trust Company (Delaware) Limited (the “Trustee”). The Company paid the Trustee $12,500 as a one-time set up fee. The Trustee is also eligible to receive an annual trust administration fee, charged on the value of assets held in the WeShop Community Trust on a tiered basis, including 0.05% on WeShop Community Trust assets worth $1 billion or less; 0.045% on WeShop Community Trust assets ranging from $1 billion to $2 billion; 0.04% on WeShop Community Trust assets ranging from $2 billion to $4 billion; 0.035% on WeShop Community Trust assets ranging from $4 billion to $6 billion; and 0.03% on WeShop Community Trust assets above $6 billion; provided however that the Trustee shall not be paid less than a minimum annual fee of $250,000.

Additional Information about the Shareback Plan

Once a WePoint is redeemed by you, you enjoy all the voting rights and privileges associated with ownership for your Class A ordinary shares. You will receive all shareholder communications electronically, including proxy materials and annual reports. You will be given the opportunity to vote your Class A ordinary shares. You will have the right to vote your Class A ordinary shares, but all voting will be done through Computershare through electronic communication. We reserve the right to specify a minimum share ownership threshold of one full Class A ordinary share or more in order to attend the annual meeting of shareholders. When you communicate with Computershare how you would like to vote your Class A ordinary shares, Computershare will collect that information, aggregate it with all other voting instructions submitted with respect to Class A ordinary shares held through the Shareback Plan and communicate those instructions on an aggregated basis to WeShop. Your voting instructions will be obtained through an electronic voting instruction form distributed to you through the Computershare platform. None of your Class A ordinary shares will be voted in any way unless authorized by you.

Neither the Company nor Computershare nor any of their affiliates will be liable for any act done in good faith, or as required by applicable law, or for any good faith omission to act. This includes, without limitation, any claims for liability relating to the prices at which Class A ordinary shares are sold for you, the dates of redemption or sales, or any change in the value of the Class A ordinary shares. Neither the Company nor Computershare can assure you a minimum guaranteed sales price on the Class A ordinary shares that you acquire under the Shareback Plan

Your Shareback Plan participation represents an investment in our ordinary shares, which may increase or decrease in value. You are responsible for the investment decisions regarding your Class A ordinary shares. Neither we nor Computershare will provide any investment advice. You must make independent investment decisions on the redemption of WePoints and sale of Class A ordinary shares received pursuant to the Shareback Plan based upon your own judgment and research.

You are responsible for all costs that you separately incur in connection with Shareback Plan participation, such as the cost of your Internet service provider or any fees that your bank or broker-dealer may charge you for stock trading. You are responsible for providing notice of any change in your email address, or other personal or payment information on the Computershare platform.

This prospectus (including any supplements or revisions that may be distributed in the future) sets forth the terms of the Shareback Plan. We reserve the right to add to, suspend, modify, or terminate the Shareback Plan or any WePoints at any time. You will receive notice of any material addition, suspension, modification, or termination. The Company and Computershare also reserve the right to change any administrative procedures of the Shareback Plan without notice. If WeShop does not deposit additional Class B ordinary shares with the Community Trust, the Shareback Plan as currently structured would end once the 12,500,000 WePoints are awarded. However, WeShop may from time to time deposit additional Class B ordinary shares with the Community Trust to support the continued operation of the Shareback Plan.

We or Computershare will determine any question of interpretation arising under the Shareback Plan, and any such determination will be final. Any action taken by us or Computershare to effectuate the Shareback Plan in the good faith exercise of our or its respective judgment will be binding on all parties.

The number of Class A ordinary shares registered under the Registration Statement for the Shareback Plan (of which this prospectus forms a part) as well as any calculation of Class A ordinary shares held by you and any calculations based on Class A ordinary shares (such as the purchase price) will reflect any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of Class A ordinary shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such Class A ordinary shares, if effected without receipt of consideration by us.

18

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of WePoints or the redemption of WePoints.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our Class A ordinary shares, and we do not anticipate paying any cash dividends on our Class A ordinary shares in the foreseeable future. We intend to retain all available funds and any future earnings and reinvest them to further the Company’s growth strategy and better achieve sustainable, long-term growth.

19

MANAGEMENT

The following sets forth the names and functions of the current members of our Board and our senior management.

Name	Age	Position
Directors:
John Foley (A) *	70	Chairman
Maria Weaver	57	Chief Executive Officer and Director
Johnny Hickling	34	Chief Financial Officer and Director
Paul Ellerbeck	49	Director
Paul Teasdale (C) *	59	Director
Andrew Fearon *	56	Director
Oliver Egerton-Vernon	43	Director
Oana Crisan	41	Director

Executive Officers:
Philip Radden		Chief Technology Officer
Francis McNeill		Head of Operations
John Garner		Head of Strategy and Vision
Nick Wagstaff		Head of Product
James Fox		Head of Commercial
Matthew Behan		Head of Finance

*Independent Directors and Members of both Audit and Compensation Committees

(A) Chairman of the Audit Committee

(C) Chairman of the Compensation Committee

The following is a brief summary of the business experience of the members of our Board:

John Foley has served as Chairman of the Board since December 2024. Mr. Foley is a qualified Barrister and Chartered Accountant and is an experienced investor and public and private company director having served on a continuous basis on a number of UK listed public company Boards for a period of over 30 years. He was Chief Executive of two UK listed public companies between 1992 and 2006 and Chairman of three UK listed public companies between 2007 and 2022. He has considerable experience of developing businesses into larger, successful operations which are then attractive to institutional owners. He was a co-founder and Chairman of Premier Technical Services Group Ltd which is a multinational, multi-disciplinary building compliance services provider and which has since 2021 been majority owned by Warburg Pincus and Macquarie Capital. He was Chairman of SEC Newgate Group which is a global strategic communications and advocacy services provider until 2023 when Investcorp became its majority owner. He is currently an investor in a number of private companies which are in the early stages of development.

Maria Weaver has served as Chief Executive Officer and director on the Board since June 2026. Ms. Weaver most recently served as Managing Director at Oaklins Desilva+Phillips, a middle-market investment bank focused on Marketing, Media, and Technology, from June 2025 to June 2026. Prior to that, Ms. Weaver served as Global President, Warner Music Experience, at Warner Music Group (Nasdaq: WMG) from November 2020 to July 2024. From February 2016 to November 2020, Ms. Weaver served as Global Chief Marketing Officer, Comcast Advertising at Comcast (Nasdaq: CMCSA). Ms. Weaver also worked at Interactive One, a wholly owned digital platform of Urban One, Inc. (Nasdaq: UONE), as Senior Vice President from April 2007 to July 2016. From 1994 to 2003, Ms. Weaver worked at HBO, a subsidiary of Warners Bros. Discovery (Nasdaq: WBD), where she most recently held the title of Senior Director, Brand Marketing and Subscriber Acquisition. Ms. Weaver holds a Bachelor’s degree in communication and media studies from Pace University, and a Master of professional studies degree in design management from the Pratt Institute.

Johnny Hickling has served as a director on our Board since July 2025 and as our Chief Financial Officer since August 2025. From January 2024 until May 2025, Mr. Hickling was Group Head of Treasury at Sancus Lending where he managed multi-jurisdictional funding lines (£200m AUM) across the UK, Ireland, and the Channel Islands, optimized funding allocations, and supported strategic decision-making. From April 2019 until January 2024, he served as Management Accountant at Carlton Management Services/Somerston Family Office, overseeing treasury and financial analysis for a large US real estate development and leading IT system improvements. Earlier in his career, Mr. Hickling worked at KPMG Channel Islands as an Assistant Manager in Advisory & Audit and at Deutsche Bank as a Business Manager & Financial Analyst. Mr. Hickling is also a Fellow of the Association of Chartered Certified Accountants.

Paul Ellerbeck has served as a director on the Board since November 2021 as well serving the business in executive capacities for numerous years as both CTO and CEO with a primary focus on the build of WeShop’s first-class innovative technology platform. Mr. Ellerbeck is a technologist with a career spanning three decades and has participated in the development of some genuine “world firsts” namely with Sir Stelios Haji-Ioannou’s easyGroup incubator, the group responsible for developing the famous easyJet product amongst delivery of other easyGroup technology businesses. Mr. Ellerbeck was CTO at DMGT’s (Daily Mail and General Trust) where he was the CTO within the leadership of which aided, oversaw and delivered the DMGT acquisition of Zoopla which ultimately led to the successful float of the newly enlarged ZPG, (Zoopla Property Group) on the LSE for £919m. Mr. Ellerbeck’s technology career has spanned large enterprises in the PE space as well as SME and startup’s, building technology products in the Fintech, Proptech, automotive, e-Learning and digital publishing verticals. Mr. Ellerbeck was the CTO of the fastest growing UK website Fish4Jobs in 2007.

Mr. Ellerbeck is also the sole director of CSIL, which holds approximately 19% of the Company’s Class A ordinary shares.

Paul Teasdale has served as a director on our Board since May 2025. Mr. Teasdale is the co-founder, former CEO, and current executive chairman of Premier Technical Service Group Limited (“PTSG”). PTSG is a provider of multiple specialist services to the construction and facilities management sectors that now employs more than 3,000 people across the UK and Europe. Mr. Teasdale served as the CEO of PTSG for more than 16 years until April 2023 when he began his current role as executive chairman. Mr. Teasdale led PTSG during its two major ownership changes in 2018 and 2021 which valued PTSG at an enterprise value of approximately £1bn.

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Andrew Fearon has served as a director on our Board since October 2020. Mr. Fearon is the joint CEO and founder of Titan Wealth group which he launched in July 2021. The business, which is backed by US private equity Parthenon Capital and Ares Management, offers clients all aspects of wealth management and currently manages more than £38bn of assets both in the UK and internationally. Mr. Fearon also runs a family office with his business partner called Hyperion Equity Partners that specializes in buy and build strategies in fragmented sectors in the UK. Mr. Fearon started his career as a corporate lawyer in London and since 2000 has been involved in several business start-ups and growth capital ventures.

Oliver Egerton-Vernon has served as a director on our Board since October 2020. Since February 2017, Mr. Egerton-Vernon has also served as a director on the Board of Garfield-Bennett Trust Company (a regulated corporate services provider based in Jersey) where he has practiced since 2013. Mr. Egerton-Vernon is a qualified English Solicitor and between 2009 and 2013 practiced with Mourant Ozannes in Jersey. Prior to this, Mr. Egerton-Vernon qualified and practiced in the City of London with Taylor Wessing. Mr. Egerton-Vernon has been involved in several significant legal cases in Jersey (including attendance at all levels up to the Privy Council) as well as in England and Wales.

Oana Crisan has served as a director on our Board since October 2020. Since March 2018, Mrs. Crisan has also served as a director on the Board of Garfield-Bennett Trust Company (a regulated corporate services provider based in Jersey). Prior to joining Garfield-Bennett Trust Company in 2016, Mrs. Crisan worked at Coutts & Co Trustees which she joined in 2010. Mrs. Crisan started her career in Brasov, Romania working for both Raiffeisen Bank and Millennium Bank before joining a public authority.

The following is a brief summary of the business experience of the members of our senior management not included above:

Philip Radden has served as WeShop’s Chief Technology Officer since March 2022. From March 2014 to January 2022, he was Solutions Architect and then Chief Technology Officer at Epropservices, a technology media and branding provider to UK and international real estate businesses. From October 2012 until February 2014, he was Software Development Director at Learndirect Limited, the UK’s largest provider of skills, training and employment services. Previously to that, he was Group Chief Architect at The Digital Property Group, responsible for the UK’s third and fourth most visited property websites, from January 2011 to September 2012.

Francis McNeill has served as WeShop’s Head of Operations since July 2023. Previously, he served as WeShop’s Head of Customer Services from June 2021 to June 2023. From Oct 2018 to May 2021, Mr. McNeill ran his own management consultancy company. From January 2010 to May 2018, Mr. McNeill served as Head of Operations at Claims Advisory Group, a UK financial mis-selling claims company. Prior to 2010, Mr. McNeill worked at Halifax PLC and subsequently Lloyds Banking Group, where he held various operational management roles across the retail banking, motor finance and e-commerce divisions between July 1990 and December 2009.

John Garner is a founder of WeShop and has served as Head of Strategy and Vision since inception. Mr. Garner served as a director on the Board of WeShop from March 2022 until February 2024. Mr. Garner has been involved in the marketing and commercial development of the business over the last three years researching and presenting internationalization plans for the company with a focus on the United States. Mr. Garner worked in the city of London between 2005-2009 for a Swiss-based private equity company called Corvus Capital which completed over 15 SPAC transactions on the Alternative Investment Market (AIM) in London. In 2011, Mr. Garner founded The Social Superstore Limited which became WeShop Limited. In 2021, he took up the role as Founder, Head of Strategy and Vision at WeShop Holdings Limited.

Nick Wagstaff has served as WeShop’s Head of Product since August 2022, initially joining as a Business Analyst in May 2021. From June 2020 to May 2021, Mr. Wagstaff was Senior Product Manager at Maple Syrup Media (trading as Quidco), the second largest consumer cashback provider in the UK with over ten million members. Mr. Wagstaff previously worked at PetrolPrices.com, from July 2016 to June 2020, a B2C UK fuel price comparison service with over 2.5 million members as Head of Product Design. Prior to PetrolPrices, Mr. Wagstaff served as Business Analyst at MCI Systems from January 2014 to July 2016, an ERP software house with over 3,000 installations worldwide.

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James Fox has served as WeShop’s Head of Commercial since July 2022. Before his tenure at WeShop, Mr. Fox was the Livestream Operations & Commercial Manager at TikTok from August 2021 to July 2022. His role was pivotal in developing studio operations and managing brand commercial activities across the UK. He worked closely with account managers and creator managers to enhance the in-app shopping experience and produce impactful short-form video and live-stream strategies. Prior to his role at TikTok, Mr. Fox served as a Digital Commercial Producer at Sotheby’s from July 2018 to June 2021.

Matthew Behan has served as Head of Finance since July 2025. Mr. Behan has over 10 years of experience in offshore finance, fund accounting, and operational management, specializing in financial statement preparation, NAV processes, client relationship management, and system improvements within regulated fund environments and multi-jurisdictional reporting. Previously, Mr. Behan was an Accountant at Apeiron Investment Group in Malta, where he led outsourced accounting teams, managed tight reporting deadlines, and developed reporting templates to improve efficiency. Prior to that, he served as an Account Manager at Apex Group, overseeing client portfolios, managing teams across Malta and the Netherlands, and coordinating audits and regulatory reporting. From 2016 to 2019, Mr. Behan held Senior Fund Accountant roles at Alter Domus in Malta and Aztec Financial Services in Jersey, where he produced complex financial statements, contributed to automation projects, and trained junior staff. Earlier in his career, he held fund accounting roles at Lloyds Banking Group in Jersey and gained audit experience at Deloitte LLP. Mr. Behan is also a Fellow of the Association of Chartered Certified Accountants.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board of Directors

Our board of directors currently consists of seven directors. Our Memorandum and Articles provide that the minimum number of directors is one and the maximum number of directors is seven, and that any changes to the size of our board of directors must be approved by a resolution of our directors. Our board of directors is divided into three classes, designated Class I, Class II and Class III, with staggered terms. At each annual general meeting, the successors to the class of directors whose term then expires will be elected to serve for a term of three years (or until their successors have been duly elected and qualified), subject to such director’s earlier death, resignation, disqualification or removal.

Pursuant to our Memorandum and Articles, any vacancy on our board of directors, including any vacancy resulting from an increase in the number of directors, may be filled by a Resolution of Shareholders (as defined in the Memorandum and Articles) or by a Resolution of Directors (as defined in the Memorandum and Articles) and any director so appointed will hold office for the remainder of the term of the class to which such director is appointed. Further, any director may be removed (i) only with cause, by the affirmative vote of the holders of at least 66 2/3% of the votes of all then outstanding Class A ordinary shares entitled to vote generally at an election of directors, or (ii) with or without cause, by resolution of our board of directors. For these purposes, “cause” means conduct that amounts to fraud or dishonesty.

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When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Director Independence

Our board of directors has determined that John Foley, Paul Teasdale, and Andrew Fearon are independent directors for purposes of the rules of Nasdaq and the SEC. In making this determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant, including the beneficial ownership of our Class A ordinary shares by each non-employee director. We plan to rely on the exemption to the Nasdaq rule requiring a majority independent directors applicable to “foreign private issuers” as defined by the SEC.

Staggered Board

In accordance with the terms of our Memorandum and Articles of Association, our board of directors is divided into three staggered classes of directors, with each director assigned to one of the three classes. At each annual meeting of our shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire at the annual meeting of shareholders to be held during the years 2026 for Class I directors, 2027 for Class II directors and 2028 for Class III directors.

●	Our Class I directors will be Oana Crisan, Andrew Fearon, and Oliver Egerton-Vernon;

●	Our Class II directors will be Johnny Hickling and Paul Ellerbeck; and

●	Our Class III directors will be John Foley, Maria Weaver and Paul Teasdale.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent shareholder efforts to effect a change of our management or a change in our control.

Board Leadership Structure

Our board of directors is currently chaired by John Foley. Our corporate governance guidelines further provide the flexibility for our board of directors to modify our leadership structure in the future as it deems appropriate.

Committees of our Board of Directors

Our board of directors has established an audit committee and a compensation committee, each of which operates pursuant to a charter adopted by our board of directors. Our board of directors may also establish other committees from time to time to assist the board of directors. The composition and functioning of all of our committees complies with all applicable requirements of the Sarbanes-Oxley Act, Nasdaq and SEC rules and regulations. Upon our listing on Nasdaq, each committee’s charter will be available on our website at https://we.shop.

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Audit Committee

The members of our audit committee are John Foley, Paul Teasdale, and Andrew Fearon. John Foley serves as the chairperson of the committee. Our board of directors has determined that each member of the audit committee is “independent” as that term is defined in Nasdaq rules and has sufficient knowledge in financial and auditing matters to serve on the audit committee. In addition, our board of directors has determined that each member of the audit committee meets the heightened independence requirements for audit committees required under Section 10A of the Exchange Act and related SEC and Nasdaq rules. Our board of directors has determined that John Foley is an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:

●	appointing, approving the compensation of and assessing the independence of our independent registered public accounting firm;

●	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

●	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

●	reviewing and discussing with management and our independent registered public accounting firm our financial statements and related disclosures as well as critical accounting policies and practices used by us;

●	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

●	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

●	recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our annual report on Form 20-F;

●	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

●	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

●	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

●	reviewing quarterly earnings releases.

Compensation Committee

The members of our compensation committee are John Foley, Paul Teasdale, and Andrew Fearon. Paul Teasdale serves as the chairperson of the committee. Our board of directors has determined that each member of the compensation committee is “independent” as that term is defined in Nasdaq rules. In addition, our board of directors has determined that each member of the compensation committee meets the heightened independence requirements for compensation committee purposes under Section 10C of the Exchange Act and related SEC and Nasdaq rules. The compensation committee’s responsibilities include:

●	reviewing and approving our philosophy, policies and plans with respect to the compensation of our chief executive officer;

●	making recommendations to our board of directors with respect to the compensation of our chief executive officer and our other executive officers;

●	reviewing and assessing the independence of compensation advisors;

●	overseeing and administering our equity incentive plans;

●	reviewing and making recommendations to our board of directors with respect to director compensation; and

●	preparing any compensation committee reports or other compensation disclosures required by the SEC.

Code of Ethics

We have adopted a Code of Ethics which covers a broad range of matters including the handling of conflicts of interest, compliance issues and other corporate policies such as insider trading and equal opportunity and non-discrimination standards. The Code of Ethics applies to all of our Board members, Board members, directors of our subsidiaries and our affiliates and employees. The full text of the Code of Ethics is available on our website at https://we.shop. The information and other content appearing on our website are not part of this prospectus and our website address is included in this prospectus as an inactive textual reference only. Any amendments or waivers from the provisions of the Code of Ethics for members of our Board will be made only after approval by our Board and will be disclosed on our website promptly following the date of such amendment or waiver.

Our Code of Ethics includes a conflicts of interest policy and sets out guidelines for employee conduct designed to prevent actual or perceived conflicts of interest. Employees are required to avoid situations in which they are directly or indirectly involved in, connected with, or derive personal benefit from external business activities that conflict, or may reasonably be perceived to conflict, with the interests of the Company.

Employees may not use, disclose, or share non-public Company information for personal benefit or for the benefit of any third party. These requirements also apply, where relevant, to the activities of employees’ immediate family members and close personal associates.

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In addition, we have implemented compliance policies that describe the compliance management systems that have been implemented for us and our subsidiaries. Our compliance policies are designed to ensure compliance with applicable legal requirements, while at the same time implementing high ethical standards that are mandatory for both management and each employee. For example, the company requires that all board members and other employees attend electronic or face-to-face trainings tailored to specific compliance issues and risks at the company. Our compliance program is overseen by the company’s compliance officer who functions as an independent and objective body that reviews and evaluates compliance issues and concerns within our organization. The overall responsibility for the compliance management system lies with the Board. The Audit Committee will receive regular reports on the operation of the compliance management system.

Corporate Governance Practices

As a “foreign private issuer,” as defined by the SEC, although we are permitted to follow certain corporate governance practices of the British Virgin Islands, instead of those otherwise required under the rules of Nasdaq for domestic issuers, we intend to voluntarily follow some Nasdaq corporate governance rules. However, we intend to take advantage of the following limited exemptions:

●	exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the Code of Ethics. Although we will require Board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption;

●	exemption from the Nasdaq rules applicable to domestic issuers pertaining to proxy solicitation;

●	exemption from the Nasdaq rules application to domestic issuers permitting foreign private issuers to follow home-country corporate governance practices in connection with director independence, the selection of director nominees, the holding of independent director meetings, and quorum requirements; and

●	exemption from the Nasdaq rules applicable to domestic issuers relating to compensation matters, including shareholders’ vote regarding equity compensation plans, disclosure of individual compensation for the company’s directors and management and obtaining shareholder approval in connection with the establishment of or amendment to certain equity-based compensation plans.

We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Management and Director Compensation

Directors and Executive Management Compensation

As a foreign private issuer, in accordance with Nasdaq listing requirements, we comply with the home country compensation requirements and certain exemptions thereunder rather than complying with Nasdaq compensation requirements. Under British Virgin Islands law, the Company is not required to disclose compensation of members of its Board of Directors or senior management on an individual basis. Instead, the Company reports aggregate compensation paid or accrued to its directors and members of senior management.

For the year ended December 31, 2025, aggregate cash compensation paid or accrued to the Company’s directors and members of senior management was £905,505, consisting of £880,505 paid or accrued to executive management and £25,000 paid to independent directors. In addition to cash compensation, directors and members of senior management participated in the Company’s equity incentive arrangements, including awards granted under the 2022 Employee Share Option Plan and Performance Incentive Grants described below. Share-based compensation represented a significant component of total compensation for the year ended December 31, 2025.

Equity Incentive Plan

The Company maintains the 2022 Employee Share Option Plan (the “2022 Plan”), pursuant to which equity-based awards may be granted to employees, directors, consultants and other service providers of the Company and its subsidiaries. The purpose of the 2022 Plan is to support the Company’s ability to attract, retain and incentivize individuals who contribute to the long-term success of the business and to align their interests with those of shareholders.

The Company may continue to make grants under the 2022 Plan and may amend the plan, increase the number of shares reserved for issuance under the plan or adopt additional equity incentive arrangements in the future, subject to applicable approvals and regulatory requirements.

As of December 31, 2025, options to purchase an aggregate of 1,104,570 Class A ordinary shares were outstanding under the 2022 Plan. The weighted-average exercise price of these options was £4.53 per Class A ordinary share. Of these options, 365,867 were held by members of the Board of Directors and senior management, with a weighted-average exercise price of £7.68 per Class A ordinary share, of which 335,774 were fully vested upon grant in accordance with the terms of the applicable award agreements. The remaining options outstanding under the 2022 Plan were held by employees and other service providers and generally vest in accordance with service-based vesting conditions.

On December 5, 2025, the Company filed a registration statement on Form S-8 registering the Class A ordinary shares issuable upon exercise of options granted under the 2022 Plan.

The issuance of Class A ordinary shares upon exercise of outstanding options, or pursuant to future grants under the Company’s equity incentive arrangements, will result in dilution to existing shareholders.

In addition to the 2022 Plan, the Company has granted performance-based equity incentive awards to certain members of executive management that vest upon achievement of specified Company valuation milestones. These awards are described below under “Performance Incentive Grants.”

Performance Incentive Grants

On October 14, 2025, our Board of Directors approved and granted performance-based option awards to John Garner, John Foley and Paul Teasdale with respect to an aggregate of 5,250,001 Class A ordinary shares (collectively, the “Performance Incentive Grants”). Of these awards:

●	3,250,001 options were granted to Mr. Garner, one of our founders and our Head of Strategy and Vision;
●	1,000,000 options were granted to Mr. Teasdale, one of our Directors; and
●	1,000,000 options were granted to Mr. Foley, Chairman of our Board.

The Performance Incentive Grants vest upon the satisfaction of applicable service conditions and the achievement of specified company valuation targets, as described below. The awards carry certain shareholder rights in accordance with their terms.

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In approving the Performance Incentive Grants, the Board determined that performance-based incentives tied to significant company valuation milestones were appropriate to align the interests of John Garner, John Foley and Paul Teasdale with those of our shareholders and to incentivize long-term value creation. The awards do not vest solely based on the passage of time but instead vest only upon the achievement of specified company value thresholds.

The Performance Incentive Grants are eligible to vest over the ten-year period following the closing of this offering. Vesting occurs upon the achievement of specified company value targets, as described below.

John Garner (1)

●	1,125,000 options exercisable at $9.64 which vest when company value reaches $500m
●	1,125,000 options exercisable at $9.64 which vest when company value reaches $1bn
●	375,000 options exercisable at $9.64 which vest when company value reaches $2bn
●	375,000 options exercisable at $9.64 which vest when company value reaches $5bn
●	250,000 options exercisable at $9.64 which vest when company value reaches $10bn
●	One (1) option exercisable at $9.64 which vests when company value reaches $1tr

John Foley (2)

●	350,000 options exercisable at $9.64 which vest when company value reaches $500m
●	350,000 options exercisable at $9.64 which vest when company value reaches $1bn
●	125,000 options exercisable at $9.64 which vest when company value reaches $2bn
●	125,000 options exercisable at $9.64 which vest when company value reaches $5bn
●	50,000 options exercisable at $9.64 which vest when company value reaches $10bn

Paul Teasdale (3)

●	350,000 options exercisable at $9.64 which vest when company value reaches $500m
●	350,000 options exercisable at $9.64 which vest when company value reaches $1bn
●	125,000 options exercisable at $9.64 which vest when company value reaches $2bn
●	125,000 options exercisable at $9.64 which vest when company value reaches $5bn
●	50,000 options exercisable at $9.64 which vest when company value reaches $10bn

In the event of an acquisition of the Company during the applicable performance period, any unvested tranche of the Performance Incentive Grants may vest if the implied company value in such transaction equals or exceeds a company value target that has not previously been achieved. If the acquisition value falls between a company value target that has been achieved and the next higher target that has not been achieved, a portion of the applicable tranche will vest based on linear interpolation between the two valuation thresholds, in accordance with the terms of the awards.

For purposes of the Performance Incentive Grants, “company value” is calculated by multiplying the closing trading price per share of our Class A ordinary shares by the number of shares outstanding on a fully diluted basis, taking into account all issued and outstanding securities and all rights, options, warrants, convertible instruments or other securities or agreements giving rights to acquire our ordinary shares (excluding ordinary shares underlying WePoints and the individual’s own Performance Incentive Grants). A company value target is deemed achieved if it is reached or exceeded at any time and does not need to be maintained for any specified period. There are no additional employment or service-based vesting requirements beyond those set forth in the award agreements.

Of such options, 4,900,000 have vested as of the date of this prospectus based on the achievement of applicable company value targets. The remaining options vest upon the Company achieving certain market valuation thresholds of $10 billion and higher. As of the date of this prospectus, 621,904 of these Performance Incentive Grant options have been exercised.

The Board may, from time to time, approve additional performance-based equity awards to directors, officers, employees or consultants, subject to applicable approvals and regulatory requirements.

(1) Out of 3,250,001 options, 696,920 options have been exercised as of the date of this prospectus.

(2) Out of 1,000,000 options, no options have been exercised as of the date of this prospectus.

(3) Out of 1,000,000 options, no options have been exercised as of the date of this prospectus.

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PRINCIPAL SHAREHOLDERS

The following table presents information, as of August 26, 2026, regarding the beneficial ownership of our Class A ordinary shares for:

●	each person, or group of affiliated persons, known by us to own beneficially 5% or more of our outstanding Class A ordinary shares;

●	each member of our Board; and

●	all members of our Board as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any Class A ordinary shares over which a person has sole or shared voting or investment power, as well as any Class A ordinary shares that such person has the right to acquire within 60 days of August 26, 2026 through the exercise of any option, warrant or other right.

Securities subject to vesting or performance conditions that have not been satisfied within 60 days of August 26, 2026 are excluded from beneficial ownership.

Except as otherwise indicated, the persons named in the table below have sole voting and dispositive power with respect to the Class A ordinary shares beneficially owned by them. The “Number of Class A Ordinary Shares” column includes shares that may be acquired within 60 days of August 26, 2026.

The number of Class A ordinary shares outstanding used in calculating percentage ownership in the table below is 11,660,732, representing the number of Class A ordinary shares issued and outstanding as of August 26, 2026. In accordance with Rule 13d-3 under the Exchange Act, Class A ordinary shares that a person has the right to acquire within 60 days of August 26, 2026 are deemed outstanding for purposes of calculating that person’s ownership percentage, but are not deemed outstanding for purposes of calculating the ownership percentage of any other person.

Major shareholders do not have voting rights that differ from those of other holders of Class A ordinary shares.

The Company is not directly or indirectly owned or controlled by another corporation, foreign government or other natural or legal person.

	Class A Ordinary Shares Beneficially Owned
Name of Beneficial Owner	Number of Class A Ordinary Shares	Percentage of Class
Directors and Executive Officers:
John Garner (1)	3,000,000	21.5%
John Foley (2)	1,953,938	15.5%
Paul Ellerbeck (4)	2,247,826	19.1%
Paul Teasdale (6)	1,477,914	11.7%
Andrew Fearon (10)	215,271	1.8%
Oana Crisan (11)	37,500	*
Oliver Egerton-Vernon (12)	37,500	*
Johnny Hickling	—	*
Maria Weaver	—	—
All Directors and Executive Officers as a Group	8,969,949	55.4%
5.0% Shareholders
Sidney PTC Limited (3)	2,453,125	21.0%
Community Social Investments Limited (5)	2,083,333	17.9%
FFIH Limited (7)	1,003,938	8.6%
WeCap Plc (8)	806,022	6.9%
Max Capital Limited (9)	773,822	6.6%

*	Less than one percent.
1	Includes 2,303,096 vested performance-based options exercisable within 60 days of August 26, 2026.
2	Includes 1,003,938 Class A ordinary shares held by FFIH Limited, a United Kingdom corporation, with respect to which Mr. Foley and June Foley share voting and dispositive power; The address of FFIH Limited is c/o Dains Accountants Limited, 3rd Floor, Chamberlain Square, Birmingham, B3 3AX, United Kingdom. Also includes 950,000 vested performance-based options exercisable within 60 days of August 26, 2026.
3	Based solely on a Schedule 13G filed with the SEC on June 12, 2026, Sidney PTC Limited is a corporation formed in the Isle of Jersey that serves as trustee for the Original Trust, a trust formed in the Isle of Jersey. Sidney PTC Limited exercises sole dispositive voting control over the Original Trust which is exercised by majority vote of Marcus Stone, Richard Griffiths, G.B. Directors Limited, and G.B. Directors 2 Limited. The directors of G.B. Directors Limited and G.B. Directors 2 Limited are David Minty, Aaron Chandler, and William Garfield Bennett. Sidney PTC Limited’s address is First Floor, Durell House, 28 New Street, St Helier, Jersey, JE2 3RA.
4	Includes 2,083,333 Class A ordinary shares held by Community Social Investment Limited, a United Kingdom corporation, with respect to which Mr. Ellerbeck has sole voting and dispositive power. The address of Community Social Investment Limited is 10 Queen Street Place, London, United Kingdom, EC4R 1AG. Also includes 70,743 Class A ordinary shares held directly by Mr. Ellerbeck and 93,750 vested options exercisable within 60 days of August 26, 2026.
5	Based solely on a Schedule 13G filed with the SEC on June 12, 2026, Community Social Investment Limited, a United Kingdom corporation for which Paul Ellerbeck has sole dispositive power. Its address is 10 Queen Street Place, London, United Kingdom, EC4R1AG.
6	Includes 527,914 Class A ordinary shares held by HallCo 1766 Limited, a United Kingdom Private Limited Company, with respect to which Paul Teasdale has sole voting and dispositive power. The address of HallCo 1766 Limited is Mill Estate, Church Lane, Hotham, York, YO43 4UG, United Kingdom. Also includes 950,000 vested performance-based options exercisable within 60 days of August 26, 2026.
7	Based solely on a Schedule 13G filed with the SEC on June 12, 2026, FFIH Limited is a United Kingdom corporation for which John Foley and June Foley exercise dispositive voting control. FFIH Limited’s address is C/O Dains Accountants Limited, 3rd Floor, Chamberlain Square, Birmingham, B3 3AX, United Kingdom.
8	WeCap Plc is a publicly-traded corporation incorporated in the United Kingdom. Its address is 25 Eccleston, London, United Kingdom, SW1W 9NF.
9	Based solely on a Schedule 13G filed with the SEC on June 12, 2026, Max Capital Limited is a Jersey corporation for which sole dispositive power is exercised by a majority vote of John Foley, John Garner, and Paul Teasdale. Its address is 22 the Esplanade, St Helier, Jersey, JE11HH.
10	Include 163,784 vested options exercisable within 60 days of August 26, 2026.
11	Includes 37,500 vested options exercisable within 60 days of August 26, 2026.
12	Includes 37,500 vested options exercisable within 60 days of August 26, 2026.

For more information on material contracts and related party transactions, see the sections entitled “Item 10. Additional Information—C. Material Contracts” and “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions” in our Annual Report incorporated by reference herein.

Holdings by U.S. Shareholders

As of August 26, 2026, none of our outstanding Class A ordinary shares were held by U.S. record holders.

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DESCRIPTION OF SHARES AND MEMORANDUM AND ARTICLES OF ASSOCIATION

General

We are a British Virgin Islands Business Company limited by shares (registered with the Registrar of Corporate Affairs in the British Virgin Islands under company number 2046056) and our affairs are governed by our Memorandum and articles of association (“Articles”), the BVI Act and common law of the British Virgin Islands. Clause 5 of our memorandum of association provides that, subject to the BVI Act and any other BVI legislation, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction and that there are no limitations on the business that we may carry on. Based upon the Articles, we are authorized to issue an unlimited number of shares in two classes as follows (a) an unlimited number of Class A Shares; and (b) an unlimited number of Class B shares.

As of the date of this prospectus, 11,660,732 Class A ordinary shares are issued and outstanding and 12,500,000 Class B ordinary shares are issued and outstanding. Our Class B shares do not have any rights to vote in the election of directors or to receive any dividends paid to the Class A shareholders. Our Articles provide that no shareholder holding ordinary shares prior to the Listing Date, may charge, pledge, encumber or otherwise dispose of any of their ordinary shares during a period of 365 days from the Listing Date, except with the prior written consent of our board of directors or as otherwise permitted under our amended and restated memorandum and articles of association. For more information, also see our Report on Form 6-K filed on July 13, 2026 and which is incorporated by reference herein.

No preferred shares are issued or outstanding. The following description summarizes the material terms of our shares as set out more particularly in our Articles. Because it is only a summary, it may not contain all the information that is important to you. You may obtain copies of our Articles as described under “Where You Can Find More Information” in this prospectus.

Subject to the provisions of the Memorandum and Articles, the BVI Act, applicable stock exchange rules and any competent regulatory authority, our directors may allot, issue, grant options over or otherwise dispose of shares with or without preferred, deferred or other rights or restrictions, including as to dividends or other distributions, voting and return of capital, as they think proper. Except as described in relation to class rights, amendments to the Memorandum and Articles and applicable regulatory requirements, our Memorandum and Articles do not impose conditions governing changes in our capital that are more stringent than BVI law.

Share Rights

Each Class A ordinary share confers upon the shareholder:

(a) the right to notice of and to attend any meeting of shareholders;

(b) the right to one vote per Class A ordinary share on any resolution of shareholders as against each other Class A ordinary share;

(c) the right to an equal share in any dividend paid by the Company against each other Class A ordinary share;

(d) the right to an equal share in the distribution of the surplus assets of the Company against each other ordinary share,; and

(e) such other rights and entitlements as may be specified in the Articles.

Each Class B ordinary share confers upon the shareholder:

(a) no right to notice of and to attend any meeting of shareholders;

(b) no right to vote on any resolution of shareholders;

(c) no right to any dividend paid by the Company;

(d) no right to a share in the distribution of the surplus assets of the Company on its liquidation.

The Class B ordinary shares will automatically convert to Class A ordinary shares on a one-for-one basis upon transfer of a Class B Share by the WeShop Community Trust or a Similar Trust to a Person (both as defined in the amended memorandum and articles of association). Subject to the foregoing Class B conversion right, holders of our ordinary shares have no general conversion rights. Holders of our ordinary shares have no pre-emptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the ordinary shares. The WeShop Community Trust will be the sole holder of the Class B ordinary shares outstanding on the date of this prospectus.

Shareholders holding 90% of the votes of the outstanding shares entitled to vote may give a written instruction directing us to redeem the shares held by the remaining shareholders. Upon receipt of such written instruction, we must redeem the shares specified in the written instruction irrespective of whether or not the shares are by their terms redeemable. We may also purchase, redeem or otherwise acquire our shares if the resolution of directors authorising the purchase, redemption or other acquisition contains a statement that the directors are satisfied, on reasonable grounds, that immediately after the acquisition the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due.

All distributions unclaimed for three years after having been declared may be forfeited by resolution of directors for the benefit of the Company. Fully paid ordinary shares are not subject to further capital calls; however, shares whose issue price is not fully paid on issue are subject to the forfeiture provisions in the Articles, and shares issued for a promissory note, other written obligation to contribute money or property or a contract for future services are deemed to be not fully paid for this purpose.

Subject to applicable securities laws, stock exchange rules, the transfer restrictions described in this prospectus and the provisions of the Articles, there are no limitations under the Articles or BVI law on non-residents or foreign shareholders holding or exercising voting rights on our ordinary shares.

Registration Rights

The registration rights agreement which we intend to enter into provides that Paul Teasdale, John Foley and John Garner have certain registration rights as set forth below. The registration of our ordinary shares by the exercise of registration rights described below would enable the holders to sell these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and commissions, of the shares registered by the demand, piggyback, and Form F-3 or S-3 registrations described below.

At any time beginning one year after the effective date of the Company’s initial registration statement declared effective in connection with its listing on Nasdaq, Paul Teasdale, John Foley and John Garner may request that we register all or a portion of the registrable shares. We are obligated to effect only two such registrations. After the effectiveness of the registration statement of which this prospectus forms a part, in the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, certain shareholders will be entitled to certain piggyback registration rights allowing the holder to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration relating to (i) the issuance of securities by us or by a subsidiary pursuant to a stock option, stock purchase, or similar plan, (ii) an SEC Rule 145 transaction, (iii) a registration on any form that does not include substantially the same information as would be required to be included in a piggyback registration, or (iv) a registration in which the only shares being registered are shares issuable (A) upon redemption of WePoints and (B) upon conversion of debt securities that are also being registered, the holders of these shares are entitled to notice of the registration and have the right to include their shares in the registration, subject to limitations that the underwriters may impose on the number of shares included in the offering, and (v) any registration statement where we have elected to register shares for issuance by us or any shares issued after the date we have been approved for listing on Nasdaq. At any time beginning one year  after the effectiveness of the registration statement of which this prospectus forms a part, the holders of these shares can make a request that we register their shares on Form F-3 or Form S-3 if we are qualified to file a registration statement on Form F-3 or S-3 and if the anticipated aggregate price of the shares offered, net of any underwriters’ discounts or commissions, would equal or exceed $15.0 million. We will not be required to effect more than two registrations on Form F-3 or S-3 within any 12-month period.

In addition to the registration rights described above, each of the Performance Incentive Grant option agreements entered into with Paul Teasdale, John Foley and John Garner on October 14, 2025 contains a separate registration rights provision relating to the Class A ordinary shares issuable upon exercise of the applicable options. Under Clause 4 of each such option agreement, upon the valid exercise of the applicable option and the allotment and issue of the underlying option shares to the relevant holder, the holder may require the Company, by written notice, to take all commercially reasonable actions (including, without limitation, the preparation and filing of a registration statement with applicable securities regulators) to facilitate the registration of such shares for resale, subject to applicable legal, regulatory and stock exchange requirements and any closed periods, blackout periods or similar trading restrictions applicable to the holder in his capacity as a director, officer or employee of the Company. Unlike the registration rights described above, the registration rights contained in the Performance Incentive Grant option agreements are not subject to limitations relating to the number of demand registrations, minimum offering thresholds, or piggyback registration participation rights. On December 5, 2025, the Company filed a registration statement on Form S-8 registering the Class A ordinary shares underlying the 5,250,001 options issued pursuant to the Performance Incentive Grants, which may satisfy in whole or in part the Company’s registration obligations under Clause 4 of the option agreements with respect to shares issued upon exercise of the options, subject to applicable resale restrictions for affiliates under Rule 144.

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Register of Members

Under the BVI Act, the ordinary shares are deemed to be issued when the name of the shareholder is entered in the register of members. Our register of members will be maintained in electronic form by our transfer agent, Computershare.

Board of Directors

In accordance with British Virgin Islands law and our memorandum and articles of association, the management of WeShop is vested in a board of directors. Our Memorandum and articles of association provide that the board must comprise at least one member and may comprise up to seven members, and that any change to the size of the board must be approved by a resolution of directors. Currently our board has seven members (see “Management”). The board meets as often as required by our interests.

The directors are appointed for a period of three years; provided however the directors shall be elected on a staggered basis, with one-third of the directors being elected each year and provided further that such three year term may be exceeded by a period up to the annual meeting held following the third anniversary of the appointment. Directors are not required to own ordinary shares of WeShop as a qualification to office, and our Articles do not impose a director retirement or non-retirement age limit. The remuneration to be paid to the directors, if any, is such remuneration as the directors shall determine, and the directors may by resolution approve additional remuneration to any director for services outside their ordinary routine work as a director. The directors may by resolution exercise all the powers of WeShop to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations, whether of WeShop or of any third party.

Exclusive Forum

Our amended and restated memorandum and articles of association provide that unless we consent in writing to the selection of an alternative forum, the courts of the British Virgin Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with our amended and restated memorandum and articles of association or otherwise related in any way to each shareholder’s shareholding in us, including but not limited to (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of our current or former director, officer or other employee to us or our shareholders, (iii) any action asserting a claim arising pursuant to any provision of the BVI Act or our amended and restated memorandum and articles of association, or (iv) any action asserting a claim against us governed by the internal affairs doctrine (as such concept is recognized under the laws of the United States of America) and that each shareholder irrevocably submits to the exclusive jurisdiction of the courts of the British Virgin Islands over all such claims or disputes. Our amended and restated memorandum and articles of association also provide that, without prejudice to any other rights or remedies that we may have, each of our shareholders acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the British Virgin Islands as exclusive forum and that accordingly we shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the British Virgin Islands as exclusive forum. The forum selection provision in our amended and restated memorandum and articles of association will not apply to actions or suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States of America, the sole and exclusive forum for determination of such a claim. Our amended and restated memorandum and articles of association provide that the federal district courts in the United States shall be the exclusive forum for claims against us under the Securities Act and the Exchange Act. See “Risk Factors—Risks Related to Ownership of Our Class A ordinary shares—Provisions in our Memorandum and Articles may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our Class A ordinary shares and could entrench management” in our Annual Report incorporated by reference herein.

Differences in Corporate Law

The BVI Act and the laws of the British Virgin Islands affecting British Virgin Islands companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the laws of the British Virgin Islands applicable to us and the laws applicable to companies incorporated under the Delaware General Corporation Law in the United States and their shareholders.

Mergers and Similar Arrangements

Under the laws of the British Virgin Islands, two or more companies may merge or consolidate in accordance with Section 170 of the BVI Act. A merger means the merging of two or more constituent companies into one of the constituent companies (the “surviving company”) and a consolidation means the uniting of two or more constituent companies into a new company (the “consolidated company”). The procedure for a merger or consolidation between the company and another company (which need not be a British Virgin Islands company, and which may be the company’s parent or subsidiary, but need not be) is set out in the BVI Act. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which with the exception of a merger between a parent company and its subsidiary, must also be approved by a resolution of a majority of the shareholders holding shares that carry more than 50% of the votes of those entitled to vote on the matter, or by written resolution of the shareholders of the British Virgin Islands company or British Virgin Islands companies which are to merge or by written resolution of the shareholders of the British Virgin Islands company or British Virgin Islands companies which are to merge. While a director may vote on the plan of merger or consolidation, or any other matter, even if he has a financial interest in the plan, the interested director must disclose the interest to all other directors of the company promptly upon becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the company. A transaction entered into by our Company in respect of which a director is interested (including a merger or consolidation) is voidable by us unless the director’s interest was (a) disclosed to the board prior to the transaction or (b) the transaction is (i) between the director and the company and (ii) the transaction is in the ordinary course of the company’s business and on usual terms and conditions. Notwithstanding the above, a transaction entered into by the company is not voidable if the material facts of the interest are known to the shareholders and they approve or ratify it or the company received fair value for the transaction. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting to approve the plan of merger or consolidation. A foreign company which is able under the laws of its foreign jurisdiction to participate in the merger or consolidation is required by the BVI Act to comply with the laws of that foreign jurisdiction in relation to the merger or consolidation. The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration. After the plan of merger or consolidation has been approved by the directors and authorized, if required, by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the British Virgin Islands. The merger is effective on the date that the articles of merger are registered with the Registrar or on such subsequent date, not exceeding thirty days, as is stated in the articles of merger or consolidation.

As soon as a merger becomes effective: (a) the surviving company or consolidated company (so far as is consistent with its memorandum and articles of association, as amended or established by the articles of merger or consolidation) has all rights, privileges, immunities, powers, objects and purposes of each of the constituent companies; (b) in the case of a merger, the memorandum and articles of association of any surviving company are automatically amended to the extent, if any, that changes to its memorandum and articles of association are contained in the articles of merger or, in the case of a consolidation, the memorandum and articles of association filed with the articles of consolidation are the memorandum and articles of the consolidated company; (c) assets of every description, including choses-in-action and the business of each of the constituent companies, immediately vest in the surviving company or consolidated company; (d) the surviving company or consolidated company is liable for all claims, debts, liabilities and obligations of each of the constituent companies; (e) no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against a constituent company or against any member, director, officer or agent thereof, is released or impaired by the merger or consolidation; and (f) no proceedings, whether civil or criminal, pending at the time of a merger by or against a constituent company, or against any member, director, officer or agent thereof, are abated or discontinued by the merger or consolidation; but: (i) the proceedings may be enforced, prosecuted, settled or compromised by or against the surviving company or consolidated company or against the member, director, officer or agent thereof; as the case may be; or (ii) the surviving company or consolidated company may be substituted in the proceedings for a constituent company. The Registrar of Corporate Affairs shall strike off the register of companies each constituent company that is not the surviving company in the case of a merger and all constituent companies in the case of a consolidation. If the directors determine it to be in the best interests of the company, it is also possible for a merger to be approved as a Court approved plan of arrangement or scheme of arrangement in accordance with the BVI Act.

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A shareholder may dissent from (a) a merger if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares; (b) a consolidation if the company is a constituent company; (c) any sale, transfer, lease, exchange or other disposition of more than 50 percent in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including: (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interest within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a compulsory redemption of 10 per cent, or fewer of the issued shares of the company required by the holders of 90 percent, or more of the shares of the company pursuant to the terms of the BVI Act; and (e) a plan of arrangement, if permitted by the British Virgin Islands Court (each, an Action). A shareholder properly exercising his dissent rights is entitled to a cash payment equal to the fair value of his shares.

A shareholder dissenting from an Action must object in writing to the Action before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must give notice of this fact to each shareholder within 20 days who gave written objection. Such objection shall include a statement that the members propose to demand payment for his or her shares if the Action is taken. These shareholders then have 20 days to give to the company their written election in the form specified by the BVI Act to dissent from the Action, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder. Upon giving notice of his election to dissent, a shareholder ceases to have any shareholder rights except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding his dissent. Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company shall make a written offer to each dissenting shareholder to purchase his shares at a specified price per share that the company determines to be the fair value of the shares. The company is not obligated, if there are multiple dissenting members, to offer each dissenting member the same price. The company and the shareholder then have 30 days to agree upon the price, to be paid by the company in cash. If the company and a shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall, within 20 days immediately following the expiration of the 30-day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without taking into account any change in value as a result of the transaction.

Shareholders’ Suits

There are both statutory and common law remedies available to our shareholders as a matter of British Virgin Islands Law. These are summarized below:

A shareholder who considers that the affairs of the company have been, are being, or are likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory or unfairly prejudicial to him in that capacity, can apply to the court under Section 184I of the BVI Act, inter alia, for an order that his shares be acquired, that he be provided compensation, that the Court regulate the future conduct of the company, or that any decision of the company which contravenes the BVI Act or our amended and restated memorandum and articles of association be set aside.

Section 184C of the BVI Act provides that a shareholder of a company may, with the leave of the Court, bring an action in the name of the company in certain circumstances to redress any wrong done to it. Such actions are known as derivative actions. The British Virgin Islands Court may only grant permission to bring a derivative action where the following circumstances apply:

●	the company does not intend to bring, diligently continue or defend or discontinue proceedings; and

●	it is in the interests of the company that the conduct of the proceedings not be left to the directors or to the determination of the shareholders as a whole.

When considering whether to grant leave, the British Virgin Islands Court is also required to have regard to the following matters:

●	whether the shareholder is acting in good faith;

●	whether a derivative action is in the company’s best interests, taking into account the directors’ views on commercial matters;

●	whether the action is likely to proceed;

●	the cost of the proceedings; and

●	whether an alternative remedy is available.

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Just and Equitable Winding Up

In addition to the statutory remedies outlined above, shareholders can also petition the British Virgin Islands Court for the winding up of a company under the BVI Insolvency Act, Revised Edition 2020 for the appointment of a liquidator to liquidate the company and the court may appoint a liquidator for the company if it is of the opinion that it is just and equitable for the court to so order. This remedy is typically exercised where the company has been operated as a quasi-partnership and trust and confidence between the partners has broken down or where there has been a breach of any express or implied agreement between the shareholders. This is considered a remedy of last resort by the British Virgin Islands courts and only available where no other remedy is appropriate.

Indemnification of Directors and Executive Officers and Limitation of Liability

Our amended and restated memorandum and articles of association provide that, subject to certain limitations, we indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who (i) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or (ii) is or was, at our request, serving as a director or officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise. The Company will enter into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in the amended and restated memorandum and articles of association.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the company and as to whether the person had no reasonable cause to believe that his conduct was unlawful and is, in the absence of fraud, sufficient for the purposes of the memorandum and articles of association, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in Our Amended and Restated Memorandum and Articles

Some provisions of our amended and restated articles of association may discourage, delay or prevent a change in control of our Company or management that shareholders may consider favorable. Under the BVI Act there are no provisions, which specifically prevent the issuance of preferred shares or any such other “poison pill” measures. Our amended and restated memorandum and articles of association also do not contain any express prohibitions on the issuance of any preferred shares. Therefore, the directors without the approval of the holders of any of our ordinary shares may issue preferred shares that have characteristics that may be deemed to be anti-takeover. Additionally, such a designation of shares may be used in connection with plans that are poison pill plans. However, under British Virgin Islands law, our directors in the exercise of their powers granted to them under our amended and restated memorandum and articles of association and performance of their duties, are required to act honestly and in good faith in what the director believes to be in the best interests of our Company.

The BVI Act does not contain specific provisions regarding “business combinations” between companies organized under the laws of the British Virgin Islands and “interested shareholders.” However, our amended and restated memorandum and articles of association contain provisions which prohibit us, subject to certain exceptions, from engaging in business combinations and other specified transactions with persons for a period of three years after the time of the transaction in which the person acquired 15% of more of our issued voting shares.

Delaware General Corporation Law also provides, subject to certain exceptions, that if a person acquires 15% of voting stock of a company, the person is an “interested stockholder” and may not engage in “business combinations” with the company for a period of three years from the time the person acquired 15% or more of voting stock.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances.

Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.

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The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

Under British Virgin Islands law, our directors owe fiduciary duties both at common law and under statute including, among others, a statutory duty to act honestly, in good faith, for a proper purpose and with a view to what the directors believe to be in the best interests of the company. Our directors are also required, when exercising powers or performing duties as a director, to exercise the care, diligence and skill that a reasonable director would exercise in comparable circumstances, taking into account without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken. Directors must exercise their powers for a proper purpose, and our directors must ensure neither they nor the company acts in a manner which contravenes the BVI Act or our amended and restated memorandum and articles of association.

Pursuant to the BVI Act and our amended and restated memorandum and articles, a director of a company who has an interest in a transaction and who has declared such interest to the other directors, may: (a) vote on a matter relating to the transaction; (b) attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and (c) sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction. This does not preclude a director from voluntarily excluding himself from a meeting or a vote where a conflict arises.

In certain limited circumstances, a shareholder has the right to seek various remedies against the company in the event the directors are in breach of their duties under the BVI Act. Pursuant to Section 184B of the BVI Act, if a company or director of a company engages in, or proposes to engage in or has engaged in, conduct that contravenes the provisions of the BVI Act or the memorandum or articles of association of the company, the British Virgin Islands Court may, on application of a shareholder or director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in conduct that contravenes the BVI Act or the memorandum or articles. Furthermore, pursuant to section 184I(1) of the BVI Act a shareholder of a company who considers that the affairs of the company have been, are being or likely to be, conducted in a manner that is, or any acts of the company have been, or are likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the British Virgin Islands Court for an order which, inter alia, can require the company or any other person to pay compensation to the shareholders.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. British Virgin Islands law provides that, subject to the memorandum and articles of association of a company, an action that may be taken by members of the company at a meeting may also be taken by a resolution of members consented to in writing. Under our amended and restated memorandum and articles, following our listing on Nasdaq members may not act by written consent.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. British Virgin Islands law and our amended and restated memorandum and articles of association allow our shareholders holding 30% or more of the votes of the issued and outstanding voting shares to requisition a shareholders’ meeting. There is no requirement under British Virgin Islands law to hold shareholders’ annual general meetings, but our amended and restated memorandum and articles of association require the directors to hold such a meeting at least once in each calendar year. The location of any shareholders’ meeting can be determined by the board of directors and can be held anywhere in the world. Any director may convene meetings of shareholders at such times and in such manner and places within or outside the British Virgin Islands as the director considers necessary or desirable. At least 14 clear days’ written notice is required for every annual general meeting and at least seven clear days’ written notice is required for extraordinary general meetings. A shareholder may be represented at a meeting by a proxy who may speak and vote on behalf of the shareholder, and a shareholder is deemed to be present at a meeting if he or she participates by telephone or other electronic means by which all shareholders participating in the meeting are able to hear each other. A meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy holders of 10% of the shares entitled to vote on the resolutions to be considered at the meeting.

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Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the British Virgin Islands law, our amended and restated memorandum and articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, directors can be removed from office, only for cause, by a resolution of shareholders approved by the affirmative vote of holders of at least 66 2/3% of the votes of all then outstanding Class A ordinary shares entitled to vote generally at a meeting for the election of directors. Directors can also be removed with or without cause by a resolution of directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director. For these purposes, “with cause” means conduct of a director which amounts to fraud or dishonesty.

Transactions With Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. British Virgin Islands law has no comparable statute. However our amended and restated memorandum and articles of association contain provisions, described above under “Anti-Takeover Provisions in Our Amended and Restated Memorandum and Articles,” which impose restrictions on business combinations with interested shareholders for a period of three years following the time at which the relevant person became an interested shareholder, subject to the exceptions set out in our amended and restated memorandum and articles of association.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the BVI Act and our amended and restated memorandum and articles of association, we may appoint a voluntary liquidator by a resolution of the shareholders or directors, provided that the directors have made a declaration of solvency that the company is able to discharge its debts as they fall due and that the value of the company’s assets exceed its liabilities.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, if at any time our shares are divided into different classes of shares, the rights attached to any class may only be varied or abrogated, whether or not our Company is in liquidation, with the consent in writing of holders of at least 50% of the issued shares of the class or with the sanction of a resolution passed by at least a majority in excess of 50% of the holders of shares in that class present in person or by proxy and voting at a separate meeting of the holders of the shares of that class. For these purposes, the creation, designation or issue of preferred shares with rights and privileges ranking in priority to an existing class of shares is deemed not to be a variation of the rights of such existing class and may in accordance with our amended and restated memorandum and articles of association be effected by resolution of directors without shareholder approval.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by British Virgin Islands law, our amended and restated memorandum and articles of association may be amended by a special resolution of shareholders (being a resolution approved by a majority in excess of 75% of the votes of the shares entitled to vote thereon in respect of which the shareholders holding the shares were present at the meeting in person or by proxy and being shares in respect of which the votes were voted) and, subject to certain exceptions, by a resolution of directors. An amendment is effective from the date it is registered by the Registrar of Corporate Affairs in the British Virgin Islands.

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SHARES ELIGIBLE FOR FUTURE SALE

Sales of a substantial number of our Class A ordinary shares in the public market, or the perception that such sales could occur, could adversely affect the public price of our Class A ordinary shares and may make it more difficult for you to sell your shares at a time and price that you deem appropriate. We will have no input if and when our shareholders may, or may not, elect to sell their Class A ordinary shares or the prices at which any such sales may occur.

As of June 30, 2026, a total of 24,085,687 ordinary shares were outstanding. Generally, all of our Class A ordinary shares that have been registered for resale under an effective registration statement will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares, after their sale pursuant to such effective registration statement, are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act. “Restricted securities,” as that term is defined in Rule 144 under the Securities Act, are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration, including under Rules 144 or 701 under the Securities Act, which are summarized below. Restricted securities also may be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S.

Subject to the provisions of Rule 144 or Regulation S under the Securities Act, as well as our insider trading policy, our restricted and unrestricted securities will be available for sale in the public market.

Rule 144

In general, under Rule 144 as currently in effect, an eligible shareholder is entitled to sell such shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. To be an eligible shareholder under Rule 144, such shareholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the Class A ordinary shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such ordinary shares without complying with any of the requirements of Rule 144.

Our affiliates or persons selling Class A ordinary shares on behalf of our affiliates will be entitled to sell ordinary shares under Rule 144 one year after current Form 10 type information was filed with the SEC. Within any three-month period, such shareholders may sell a number of ordinary shares that does not exceed the greater of:

●	1% of the number of Class A ordinary shares then outstanding, which equals 109,638 shares on March 31, 2026 or

●	the average weekly trading volume of our Class A ordinary shares on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling Class A ordinary shares on behalf of our affiliates also are subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a shareholder who was issued shares under a written compensatory plan or contract and who is not deemed to have been our affiliate during the immediately preceding 90 days, to sell these shares in reliance on Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits our affiliates to sell their Rule 701 ordinary shares under Rule 144 without complying with the holding period requirements of Rule 144.

Form S-8 Registration Statement

On December 5, 2025, the Company filed a registration statement on Form S-8 to, among other things, register the Company’s Class A ordinary shares underlying 5,250,001 options to purchase one share per option at $9.64 per share. Of such options, 4,900,000 vested as of the filing date of the S-8. The remaining options will vest upon the Company achieving certain market valuations of $5 billion and higher. The registration statement on Form S-8 also registered Class A ordinary shares underlying 1,100,399 outstanding options to purchase Class A ordinary shares at one share per option which were issued under the WeShop Holdings Limited Employee Share Option Plan 2022. The weighted average exercise price of the options was $8.96 per Class A ordinary share.

Regulation S

Regulation S under the Securities Act provides that shares owned by any person may be sold without registration in the United States, provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the United States (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our ordinary shares may be sold outside the United States without registration in the United States being required. Any shares sold prior to our Listing Date were sold pursuant to Regulation S under the Securities Act and are therefore available for resale as long as they are not held by “affiliates,” as that term is defined in Rule 144 under the Securities Act.

Lock-in Period

No shareholder holding ordinary shares prior to the Listing Date may charge, pledge, encumber or otherwise dispose of any of their ordinary shares during a period of 365 days from the Listing Date, except with the prior written consent of our board of directors or as otherwise permitted under our amended and restated memorandum and articles of association. For more information, also see our Report on Form 6-K filed on July 13, 2026 and which is incorporated by reference herein.

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MATERIAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain material British Virgin Islands and United States federal income tax considerations relevant to the ownership and disposition of the Company’s Class A ordinary shares and certain U.S. federal income tax considerations that may be relevant to the acquisition of Class A ordinary shares pursuant to the Shareback Plan. This summary does not purport to be a complete analysis of all potential tax consequences and is based upon laws and relevant interpretations thereof in effect as of the date of this Annual Report. Prospective investors should consult their own tax advisers regarding the tax consequences of the ownership and disposition of the Company’s Class A ordinary shares in light of their particular circumstances.

Material British Virgin Islands Tax Considerations

The Company is incorporated under the laws of the British Virgin Islands.

Under current British Virgin Islands law:

●	no income, corporate or capital gains tax is imposed in the British Virgin Islands on the Company or on holders of the Company’s ordinary shares who are not resident in the British Virgin Islands;
●	no estate, inheritance, succession or gift tax is payable with respect to the Company’s ordinary shares;
●	no withholding tax is imposed in the British Virgin Islands on dividends paid by the Company to holders of its ordinary shares; and
●	no stamp duty is payable in the British Virgin Islands on the issuance, transfer or disposition of the Company’s ordinary shares, provided that the Company does not hold an interest in land situated in the British Virgin Islands.

There are currently no exchange control regulations in the British Virgin Islands applicable to the Company or its shareholders that restrict the import or export of capital or the remittance of dividends, interest or other payments to non-resident holders of the Company’s ordinary shares.

Material United States Federal Income Tax Considerations for U.S. Holders

The following discussion describes certain U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of the ownership and disposition of our Class A ordinary shares and the acquisition of our Class A ordinary shares pursuant to the WeShop Shareback Plan. Because the WeShop Shareback Plan is unique, there are limited applicable legal precedents applicable to the income tax consequences of the WeShop Shareback Plan, and we are not able to describe all of the material tax consequences with certainty. The following discussion is for general purposes only, is limited to U.S. federal income tax consequences only, and may not be applicable depending on your particular situation. This discussion deals only with Class A ordinary shares that are held as “capital assets”, within the meaning of the Code, by a U.S. Holder.

As used herein, the term “U.S. Holder” means a beneficial owner of our Class A ordinary shares that is, for U.S. federal income tax purposes, any of the following:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
●	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust; or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

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This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below.

This discussion does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

●	a dealer or broker in securities;
●	a financial institution;
●	a regulated investment company;
●	a real estate investment trust;
●	an insurance company;
●	a tax-exempt organization;
●	a person holding our Class A ordinary shares as part of an integrated or conversion transaction, a constructive sale or a straddle;
●	a trader in securities that has elected the mark-to-market method of accounting for your securities;
●	a person liable for alternative minimum tax;
●	a person who owns or is deemed to own 10% or more of all of our outstanding shares (by vote or value);
●	a partnership or other pass-through entity for U.S. federal income tax purposes;
●	a person required to accelerate the recognition of any item of gross income with respect to our Class A ordinary shares as a result of such income being recognized on an applicable financial statement; or
●	a person whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or partner of a partnership holding our Class A ordinary shares, you are urged to consult your tax advisors.

This summary does not contain a detailed description of all the U.S. federal income tax consequences to you in light of your particular circumstances and does not address the Medicare tax on net investment income, U.S. federal estate and gift taxes or the effects of any state, local or non-U.S. tax laws. You are urged to consult your tax advisors concerning the particular U.S. federal income tax consequences to you of participation in the WeShop Shareback Plan as well as the ownership and disposition of our Class A ordinary shares, as well as the consequences to you arising under other U.S. federal tax laws (such as estate and gift tax laws) and the laws of any other taxing jurisdiction.

Except as specifically noted below under “—Passive Foreign Investment Company Considerations,” the following discussion assumes we are not, and will not be, a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.

Taxation of Receipt of WePoints and the Redemption of WePoints for our Class A Ordinary Shares

The U.S. federal income tax treatment of the receipt of WePoints and the redemption of WePoints for our Class A ordinary shares is unclear. There is no legal authority directly addressing the U.S. federal income tax treatment of the WePoints or the redemption of WePoints for our Class A ordinary shares, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a contrary position.

While not free from doubt, it is possible that the receipt of WePoints, before they are redeemed for our Class A ordinary shares, is not treated as taxable to you. Alternatively, the receipt of WePoints, whether or not they are redeemed for our Class A ordinary shares, may be treated as taxable to you at the time such WePoints are received, in which case you would generally realize ordinary income in an amount equal to the fair market value of the WePoints on the day you receive them.

Also, while not free from doubt, it is possible that the redemption of WePoints for our Class A ordinary shares pursuant to the Shareback Plan is not treated as taxable to you. Alternatively, the redemption of WePoints for our Class A ordinary shares may be treated as taxable to you at the time of such redemption, in which case you would generally realize taxable income in an amount equal to the fair market value of the Class A ordinary shares on the day you receive them.

The U.S. federal income tax treatment of the receipt of WePoints and/or the redemption of WePoints for our Class A ordinary shares may differ depending on whether the WePoints you receive or redeem for our Class A ordinary shares were received by you in connection with referrals or in connection with shopping.

There can be no assurance the IRS will agree with the foregoing tax treatment, and it is possible that the federal income tax consequences of receiving WePoints and/or redeeming WePoints for our Class A ordinary shares pursuant to the WeShop Shareback Plan could differ from those described above. Additionally, your participation in the WeShop Shareback Plan may increase the complexity of your tax filings.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE UNDER “—TAXATION OF RECEIPT OF WEPOINTS AND REDEMPTION OF WEPOINTS FOR OUR CLASS A ORDINARY SHARES” IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH PROSPECTIVE PARTICIPANT IN THE WESHOP SHAREBACK PLAN AND INVESTOR IN OUR CLASS A ORDINARY SHARES IS URGED TO CONSULT ITS TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO SUCH INVESTOR OF PARTICIPATING IN THE WESHOP SHAREBACK PLAN AND ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR CLASS A ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

Taxation of Dividends

The gross amount of distributions on our Class A ordinary shares will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in your tax basis in the Class A ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain recognized on a sale or exchange (as discussed below under “—Taxation of Sales or Other Dispositions of Class A Ordinary Shares”). We do not, however, expect to determine earnings and profits in accordance with U.S. federal income tax principles. Therefore, you should expect that a distribution will generally be reported as a dividend for U.S. federal income tax purposes. If distributions are paid in foreign currency, the amount of such distribution will be equal to the U.S. dollar value of such currency, translated at the spot rate of exchange on the date such distribution is received, regardless of whether the payment is in fact converted into US Dollars at that time.

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Any dividends that you receive (including any withheld taxes) will be includable in your gross income as ordinary income from foreign sources on the day actually or constructively received by you. Such dividends will not be eligible for the dividends received deduction generally allowed to corporations under the Code.

Subject to applicable limitations (including a minimum holding period requirement), dividends received by non-corporate U.S. Holders from a qualified foreign corporation may be treated as “qualified dividend income” that is subject to reduced rates of taxation. For these purposes, a foreign corporation is treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. In this regard, shares generally are considered to be readily tradable on an established securities market in the United States if they are listed on Nasdaq, as the Class A ordinary shares are. However, non-corporate U.S. Holders will not be eligible for reduced tax rates on any dividends received from us if we are a PFIC (as discussed below under “—Passive Foreign Investment Company Considerations”) in the taxable year in which such dividends are paid or in the preceding taxable year. You are urged to consult your tax advisors regarding the application of these rules to your particular circumstances.

Taxation of Sales or Other Dispositions of Class A Ordinary Shares

For U.S. federal income tax purposes, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of Class A ordinary shares in an amount equal to the difference between the amount realized for the Class A ordinary shares and your tax basis in the Class A ordinary shares. Subject to the PFIC rules discussed below, such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if you have held the Class A ordinary shares for more than one year. In general, long-term capital gains of non-corporate U.S. Holders (including individuals) are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as U.S. source gain or loss. You are urged to consult your tax advisors regarding the tax basis in and holding period of your Class A ordinary shares, including any Class A ordinary shares received pursuant to the WeShop Shareback Plan.

Passive Foreign Investment Company Considerations

In general, we will be a PFIC for any taxable year in which, after applying certain look-through rules, (i) at least 75% of our gross income is passive income, or (ii) at least 50% of the value (generally determined based on a quarterly average) of our assets is attributable to assets that produce, or are held for the production of, passive income. For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). In addition, cash and other assets readily convertible into cash are generally considered passive assets.

Based on the past and projected composition of our income and assets, and the valuation of our assets, including goodwill, we do not believe we were a PFIC for the taxable year ended December 31, 2025, and we do not expect to become a PFIC in the current taxable year or the foreseeable future, although there can be no assurance in this regard. The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition.

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If we are a PFIC for any taxable year that a U.S. Holder holds the Class A ordinary shares, unless the U.S. Holder makes certain elections, any gain recognized by the U.S. Holder on a sale or other disposition of the Class A ordinary shares would be allocated pro-rata over the U.S. Holder’s holding period for the Class A ordinary shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or the highest rate in effect for corporations, as appropriate, for that taxable year, and an interest charge would be imposed. Further, to the extent that any distribution received by a U.S. Holder on the Class A ordinary shares exceeds 125% of the average of the annual distributions on the Class A ordinary shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain on the sale or other disposition of the Class A ordinary shares if we were a PFIC, as described above. If we are treated as a PFIC with respect to a U.S. Holder for any taxable year, the U.S. Holder will be deemed to own equity in any of the entities in which we hold equity that also are PFICs. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the Class A ordinary shares. In addition, a timely election to treat us as a qualified electing fund under the Code would result in an alternative treatment. However, we do not intend to prepare or provide the information that would enable U.S. Holders to make a qualified electing fund election. If we are considered a PFIC, a U.S. Holder also will be subject to annual information reporting requirements. U.S. Holders are urged to consult their tax advisors about the potential application of the PFIC rules to an investment in the Class A ordinary shares.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends in respect of our Class A ordinary shares and the proceeds from the sale, exchange or other disposition of Class A ordinary shares that are paid to you within the United States (and in certain cases, outside the United States), and may apply to the receipt of WePoints and/or Class A ordinary shares in connection with the WeShop Shareback Plan, unless you establish that you are an exempt recipient. Backup withholding may apply to such payments if you fail to provide a taxpayer identification number and a certification that you are not subject to backup withholding or if you fail to report in full dividend and interest income.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Certain U.S. Holders are required to report their holdings of certain foreign financial assets, including equity of foreign entities, if the aggregate value of all of these assets exceeds certain threshold amounts. The Class A ordinary shares are expected to constitute foreign financial assets subject to these requirements unless the Class A ordinary shares are held in an account at certain financial institutions. U.S. Holders are urged to consult their tax advisors regarding the application of these reporting requirements.

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WEPOINT PLAN OF DISTRIBUTION

The WePoints offered hereunder are offered directly to eligible users. There are no expenses charged to our users in connection with the award of WePoints or redemption of WePoints. All costs of administering the WeShop Shareback Plan will be paid by us. WePoints and our Class A ordinary shares may not be available in all states or jurisdictions. We are not making an offer to sell WePoints where the offer or sale is not permitted.

The Shareback Rate is intentionally variable and is a core feature of the Shareback Plan. It is generally set by reference to the commission the Company receives from the applicable affiliate network for a given transaction, and the Company retains discretion to vary the rate by retailer, geographic location, user status, promotional campaign and other commercial factors, and to adjust it over time as affiliate-network terms, competitive conditions and marketing objectives change. The Company currently expects Shareback Rates generally to fall within a range of approximately 40% to 80%, although higher rates may apply in connection with specific promotional or incentive campaigns.

The rate at which WePoints are awarded for each qualifying transaction varies on a retailer-by-retailer basis and is disclosed to users on the WeShop application at or prior to the time of the transaction. By way of example, if a user spends $100 with a retailer offering a Shareback Rate of 10%, the user would be eligible to receive WePoints with a notional value equal to $10, calculated by dividing such amount by the volume-weighted average price (“VWAP”) of the Company’s Class A ordinary shares on the previous full trading day. The Company may increase or otherwise modify Shareback Rates for purchasing transactions from time to time, in its sole discretion, to align with its commercial objectives, subject to applicable law.

The Company also awards WePoints in connection with referral activity. By way of example, if User A refers User B, and User B earns 100 WePoints during the applicable referral earning period, and the applicable referral rate is 5%, User A would be eligible to receive five (5) WePoints. The applicable referral rate and the duration of the referral earning period may vary and may be increased or extended by the Company from time to time, in its sole discretion. WePoints are awarded by the Company following confirmation of the underlying transaction by the relevant retailer. WePoints may be revoked, adjusted, or cancelled if a transaction is voided, refunded, reversed, cancelled, or otherwise results in the Company not receiving a commission from the applicable affiliate network.

There is no market for WePoints nor will one develop. WePoints (i) are not assignable or transferable except by operation of law or by will or intestacy; (ii) will not have voting or dividend rights and are non-interest bearing; (iii) they will not represent an equity or ownership interest in the Company; (iv) they are not represented by any form of certificate or instrument.

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EXPENSES OF THE OFFERING

Set forth below is an itemization of the total expenses which are expected to be incurred in connection with the offering of WePoints. With the exception of the registration fee payable to the SEC and the filing fee payable to Nasdaq, all amounts are estimates. We will pay all of the expenses of this offering.

Amount To Be Paid
Printing and engraving expenses	$1,000
Auditor’s fees	18,000
Legal fees and expenses	40,000
Miscellaneous fees and expenses	1,000
Total	$60,000

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LEGAL MATTERS

Certain legal matters with respect to British Virgin Islands law in connection with this offering are being passed upon for us by Harney Westwood & Riegels (BVI) LP.

EXPERTS

The consolidated financial statements of WeShop Holdings Limited as of December 31, 2025 and 2024 and for each of the two years in the period ended December 31, 2025 incorporated in this prospectus by reference to WeShop Holdings Limited’s Annual Report on Form 20-F for the year ended December 31, 2025, have been audited by Withum Smith+Brown, PC, an independent registered public accounting firm, as stated in their report (which contains an explanatory paragraph relating to the restatement of the previously issued consolidated financial statements) appearing in such Annual Report on Form 20-F for the year ended December 31, 2025. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing. The current address of Withum Smith+Brown, PC is 1411 Broadway, 9th Floor, New York, New York 10018-3496.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are a British Virgin Islands business company limited by shares and our registered office is c/o CCS Trustees Limited, Mandar House, 3rd Floor, P.O. Box 2196, Johnson’s Ghut, Tortola, VG 1110, British Virgin Islands and our executive office is located outside of the United States in Hawk House, 22 The Esplanade, Jersey, JE1 1HH, Channel Islands.

Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

In addition, there is uncertainty as to whether the courts of the British Virgin Islands would (1) recognize or enforce against us, or our directors or our officers, judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the British Virgin Islands, based on these laws.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including any amendments and exhibits to the registration statement) on Form F-1 under the Securities Act with respect to the Class A ordinary shares. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and the exhibits, schedules and amendments to the registration statement. Certain information with respect to us and our Class A ordinary shares is omitted and you should refer to the registration statement and its exhibits for that information. With respect to references made in this prospectus to any contract or other document of WeShop Holdings Limited such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, together.

Upon completion of this offering of WePoints, we will be subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and members of our Board and principal shareholders will be exempt from short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at https://we.shop. The information contained on, or accessible from, or hyperlinked to our website is not a part of this prospectus and you should not consider information on our website to be part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference information into this prospectus, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information that is included directly in this prospectus. We incorporate by reference the following documents or information that we have filed with the SEC:

●	Our Annual Report on Form 20-F for the year ended December 31, 2025 filed with the SEC on April 30, 2026; and
●	Our Reports on Form 6-K, filed with the SEC on June 17, 2026, July 13, 2026 and August 24, 2026.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above reports and the exhibits thereto, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein or filed as an exhibit of the registration statement of which this prospectus forms a part.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings or exhibits thereto, at no cost, upon written or oral request to us at the following address:

WeShop Holdings Limited

Hawk House, 22 Esplanade, JE1 1HH,

Jersey, Channel Islands

+44 (808) 196-8324

Attn: Maria Weaver, Chief Executive Officer

You also may access the incorporated reports, and exhibits included in such reports, above on our website at https://investors.we.shop. The information contained on, or that can be accessed through, our website is not part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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Through and including [    ], 2026 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

PRELIMINARY PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

The Articles provide that, subject to certain limitations, the Company shall indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity is only permitted under the BVI Act and the Articles if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful. The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that their conduct was unlawful, is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that their conduct was unlawful.

The Company will enter into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Articles. The Articles will also permit the Company to purchase and maintain insurance on behalf of any officer or director who at the request of the Company is or was serving as a director or officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the Articles. The Company has purchased a policy of directors’ and officers’ liability insurance that insures the Company’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Company against its obligations to indemnify the Company’s officers and directors.

These provisions may discourage shareholders from bringing a lawsuit against the Company’s directors for breach of their statutory or fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit the Company and the shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

The Company believes that these provisions, the insurance and the indemnity agreements are reasonable and necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Set forth below is information regarding shares we issued in the past three years and which were not registered under the Securities Act.

●	On July 4, 2024, the registrant transferred an aggregate of 6,648,584 ordinary shares to Max Capital Limited at an approximate aggregate purchase price of £28,515,776 or approximately £4.29 per share.

●	On March 21, 2024, the registrant sold an aggregate of 12,000 ordinary shares at a purchase price of £5.06 per share, for an approximate aggregate purchase price of £60,750.

These sales were exempt from registration under Section 4(a)(2) of the Securities Act and/or Regulation S under the Securities Act.

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Item 8. Exhibits

(a) The following documents are filed as part of this registration statement:

Exhibit No.	Exhibit

3.1*

Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on November 13, 2025).

5.1*	Opinion of Harney Westwood & Riegels (BVI) LP. related to the WePoints.
10.1*#	2022 Employee Share Option Plan (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form F-1/A (File No. 333-290275) filed with the SEC on September 19, 2025).
10.2*	Publisher Service Agreement between the Registrant and Awin AG, dated as of March 25, 2014 (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form F-1 (File No. 333-290275) filed with the SEC on September 15, 2025).
10.3*

Partner User Agreement between the Registrant and Impact Radius, dated as of February 22, 2021 (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form F-1 (File No. 333-290275) filed with the SEC on September 15, 2025).

10.4*

Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form F-1 (File No. 333-290275) filed with the SEC on September 15, 2025).

10.5*	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form F-1/A (File No. 333-290275) filed with the SEC on October 17, 2025).
10.6*	Shareback Agreement, dated October 16, 2025, by and among WeShop Holdings Limited and WeShop Community Trust (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form F-1/A (File No. 333-290275) filed with the SEC on October 17, 2025).
10.7*	The WeShop Community Trust Agreement, dated October 14, 2025, between WeShop Holdings Limited, as Grantor, and JTC Trust Company (Delaware) Limited, as Trustee (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form F-1/A (File No. 333-290275) filed with the SEC on October 17, 2025).
10.8*#	Performance Incentive Grant of John Foley for WeShop Holdings Limited (incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 20-F filed with the SEC on April 30, 2026).
10.9*#	Performance Incentive Grant of John Garner for WeShop Holdings Limited (incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 20-F filed with the SEC on April 30, 2026).
10.10*#	Performance Incentive Grant of Paul Teasdale for WeShop Holdings Limited (incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 20-F filed with the SEC on April 30, 2026).
21.1*	List of Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement on Form F-1/A (File No. 333-290275) filed with the SEC on October 17, 2025).
23.1	Consent of WithumSmith+Brown, PC, Independent Registered Public Accounting Firm.
23.2*	Consent of Harney Westwood & Riegels (BVI) LP (included in Exhibit 5.1).
24.1*	Powers of Attorney (included on the signature page of the initially filed version of this Registration Statement).
107	Filing Fee Table.

*	Previously filed
#	Indicates management contract or compensatory plan

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Item 9. Undertakings

The undersigned hereby undertakes:

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act, as amended, or the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements: and

(5)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Channel Island of Jersey, on August 27, 2026.

WeShop Holdings Limited

By:	/s/ Maria Weaver
Name:	Maria Weaver
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Maria Weaver
Maria Weaver	Chief Executive Officer (principal executive officer and Director)	August 27, 2026

/s/ Johnny Hickling
Johnny Hickling	Chief Financial Officer (principal financial officer and Director)	August 27, 2026

*
Matthew Behan	Head of Finance (principal accounting officer)	August 27, 2026

*
John Foley	Chairman of the Board	August 27, 2026

*
Paul Ellerbeck	Director	August 27, 2026

*
Oliver Egerton-Vernon	Director	August 27, 2026

*
Paul Teasdale	Director	August 27, 2026

*
Andrew Fearon	Director	August 27, 2026

*
Oana Crisan	Director	August 27, 2026

* By:	/s/ Johnny Hickling
Johnny Hickling
Attorney-in-Fact

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AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Under the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of WeShop Holdings Limited, has signed this registration statement or amendment thereto on August 27, 2026.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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